                                                                    EXHIBIT 10.2
                              AMENDED AND RESTATED

                              LIMITED PARTNERSHIP

                                   AGREEMENT

                                       OF

                             EQUISTAR CHEMICALS, LP


--------------------------------------------------------------------------------
                          ORGANIZED UNDER THE DELAWARE
                    REVISED UNIFORM LIMITED PARTNERSHIP ACT
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                           PAGE
SECTION 1           ORGANIZATION MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1            Formation of Partnership; Amended and Restated Agreement  . . . . . . . . . . . . . . .  2
     1.2            Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.3            Business Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.4            Purpose and Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.5            Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.6            Power of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.7            Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

SECTION 2           CAPITAL CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.1            Acquisition of Units; Holdings of Initial Partners  . . . . . . . . . . . . . . . . . .  4
     2.2            Transaction Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.3            Property Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.4            Other Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.5            Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.6            No Return of or on Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.7            Partner Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.8            Administration and Investment of Funds  . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 3           DISTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.1            Operating Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.2            Liquidating Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.3            Withholding   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.4            Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

SECTION 4           BOOK AND TAX ALLOCATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.1            General Book Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     4.2            Change in Partner's Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     4.3            Deficit Capital Account and Nonrecourse Debt Rules  . . . . . . . . . . . . . . . . . .  9
     4.4            Federal Tax Allocations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.5            Other Tax Allocations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 5           ACCOUNTING, FINANCIAL REPORTING AND TAX MATTERS   . . . . . . . . . . . . . . . . . . .  12
     5.1            Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.2            Method of Accounting for Financial Reporting Purposes   . . . . . . . . . . . . . . . .  12
     5.3            Books and Records; Right of Partners to Audit   . . . . . . . . . . . . . . . . . . . .  12
     5.4            Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.5            Method of Accounting for Book and Tax Purposes.   . . . . . . . . . . . . . . . . . . .  13
     5.6            Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     5.7            Delegation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 6           MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.1            Partnership Governance Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     6.2            Limitations on Authority of General Partners  . . . . . . . . . . . . . . . . . . . . .  16
     6.3            Lack of Authority of Persons Other Than General Partners and Officers   . . . . . . . .  16
     6.4            Composition of Partnership Governance Committee   . . . . . . . . . . . . . . . . . . .  17
     6.5            Partnership Governance Committee Meetings   . . . . . . . . . . . . . . . . . . . . . .  18
     6.6            Partnership Governance Committee Quorum and General Voting
                    Requirement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     6.7            Partnership Governance Committee Unanimous Voting Requirements  . . . . . . . . . . . .  19
     6.8            Control of Interested Partner Issues  . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.9            Auxiliary Committees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.10           Certain Limitations on Partner Representatives.   . . . . . . . . . . . . . . . . . . .  23

SECTION 7           OFFICERS AND EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     7.1            Partnership Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     7.2            Selection and Term of Executive Officers  . . . . . . . . . . . . . . . . . . . . . . .  24
     7.3            Removal of Executive Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.4            Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.5            CEO   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.6            Other Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.7            Secretary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     7.8            Salaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     7.9            Delegation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     7.10           Employee Hirings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     7.11           General Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 8           STRATEGIC PLANS, ANNUAL BUDGETS AND LOANS   . . . . . . . . . . . . . . . . . . . . . .  28
     8.1            Strategic Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     8.2            Annual Budget   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     8.3            Funding of Partnership Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     8.4            Implementation of Budgets and Discretionary Expenditures by CEO   . . . . . . . . . . .  29
     8.5            Strategic Plan Deadlock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     8.6            Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 9           RIGHTS OF PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.1            Delegation and Contracts with Related Parties   . . . . . . . . . . . . . . . . . . . .  32
     9.2            General Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.3            Limitation on Fiduciary Duty; Non-Competition   . . . . . . . . . . . . . . . . . . . .  33
     9.4            Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.5            Partner Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.6            Special Purpose Entities.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 10          TRANSFERS AND PLEDGES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     10.1           Restrictions on Transfer and Prohibition on Pledge  . . . . . . . . . . . . . . . . . .  36
     10.2           Right of First Option   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     10.3           Inclusion of General or Limited Partner Units   . . . . . . . . . . . . . . . . . . . .  38
     10.4           Rights of Transferee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

     10.5           Effective Date of Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     10.6           Transfer to Wholly Owned Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     10.7           Invalid Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 11          DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     11.1           Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     11.2           Remedies for Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     11.3           Purchase of Defaulting Partners' Units  . . . . . . . . . . . . . . . . . . . . . . . .  41
     11.4           Liquidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     11.5           Certain Consequences of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 12          DISSOLUTION, LIQUIDATION AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . .  42
     12.1           Dissolution and Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     12.2           Procedures Upon Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     12.3           Termination of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     12.4           Asset and Liability Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

SECTION 13          MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     13.1           Confidentiality and Use of Information  . . . . . . . . . . . . . . . . . . . . . . . .  44
     13.2           Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     13.3           Third Party Claim Reimbursement   . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     13.4           Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     13.5           EXTENT OF LIMITATION OF LIABILITY, INDEMNIFICATION,
                    ETC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     13.6           Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     13.7           Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     13.8           Benefits of Agreement Restricted to the Parties   . . . . . . . . . . . . . . . . . . .  49
     13.9           Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     13.10          [Reserved]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     13.11          Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     13.12          Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     13.13          Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     13.14          Waiver of Right to Partition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     13.15          Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     13.16          Jurisdiction; Consent to Service of Process; Waiver   . . . . . . . . . . . . . . . . .  51
     13.17          Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     13.18          Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     13.19          Payment Terms and Interest Calculations   . . . . . . . . . . . . . . . . . . . . . . .  51
     13.20          Usury Savings Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     13.21          Other Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     13.22          Special Joinder by Millennium America   . . . . . . . . . . . . . . . . . . . . . . . .  52
     13.23          Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

SECTION 14          LAKE CHARLES FACILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     14.1           Lease Not in Force and Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     14.2           LC Partnership Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     14.3           No Rebuilding Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

     14.4           Other Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54


     APPENDICES

                    APPENDIX A - Defined Terms
                    APPENDIX B - Partnership Financial Statements and Reports APPENDIX C - Executive Officers
                    APPENDIX D - Dispute Resolution Procedures
                    APPENDIX E - Division of Partnership Business

     SCHEDULES

                    Schedule 2.3(d) - Capital Accounts

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                                       OF
                             EQUISTAR CHEMICALS, LP


         This Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP dated May 15, 1998 is entered into by and among Lyondell Petrochemical G.P. Inc., a Delaware corporation ("Lyondell GP"), Lyondell Petrochemical L.P. Inc., a Delaware corporation ("Lyondell LP"), Millennium Petrochemicals GP LLC, a Delaware limited liability company ("Millennium GP"), Millennium Petrochemicals LP LLC, a Delaware limited liability company ("Millennium LP"), PDG Chemical Inc., a Delaware corporation ("Occidental GP"), Occidental Petrochem Partner 1, Inc., a Delaware corporation_ ("Occidental LP1"), and Occidental Petrochem Partner 2, Inc., a Delaware corporation ("Occidental LP2," and together with Occidental LP1, "Occidental LP").

         The definitions of capitalized terms used in this Agreement, including the appendices hereto, are set forth in Appendix A hereto.

         WHEREAS, Lyondell GP, Lyondell LP, Millennium GP and Millennium LP (together, the "Initial Partners") entered into the Limited Partnership Agreement of Equistar Chemicals, LP dated October 10, 1997 (the "Initial Agreement"), pursuant to the Initial Master Transaction Agreement between Lyondell Petrochemical Company, a Delaware corporation ("Lyondell"), the ultimate parent entity of each of Lyondell GP and Lyondell LP, and Millennium Chemicals Inc., a Delaware corporation ("Millennium"), the ultimate parent entity of each of Millennium GP and Millennium LP;

         WHEREAS, the Initial Partners contributed their Initial Assets to the Partnership on the Initial Closing Date and the Initial Related Agreements relating to the Partnership and their Contributed Businesses were entered into, all as provided in the Initial Master Transaction Agreement;

         WHEREAS, the Partnership, Occidental Petroleum Corporation , a Delaware corporation ("Occidental"), the ultimate parent entity of each of Occidental GP, Occidental LP1 and Occidental LP2 (together, the "Occidental Partners"), Lyondell and Millennium have entered into the Master Transaction Agreement dated May 15, 1998 (the "Second Master Transaction Agreement"), which provides, among other things, for the admission of Occidental GP as a general partner of the Partnership and of each of Occidental LP1 and Occidental LP2 as a limited partner of the Partnership, subject to and upon the terms and conditions set forth therein; and

         WHEREAS, simultaneous with the execution and delivery of this Agreement, (i) the Occidental Partners are contributing to the Partnership their Initial Assets and Contributed Business in accordance with the Occidental Contribution Agreement (which involves, in the case of Occidental LP2, the merger of Oxy Petrochemicals and the Partnership, with the Partnership as the surviving entity); (ii) Lyondell, Millennium, Occidental and certain Occidental Affiliates are entering into the Amended and Restated Parent Agreement and
(iii) the Additional Related Agreements are being entered into;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, it is hereby agreed as follows:


                                   SECTION 1
                              ORGANIZATION MATTERS

         1.1 Formation of Partnership; Amended and Restated Agreement. The Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware on October 17, 1997. The Initial Agreement was entered into October 10, 1997. The Partners desire to enter into this Agreement which amends and restates the Initial Agreement and constitutes the limited partnership agreement of the Partnership as of the date hereof. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. Without the need for the consent of any other Person, upon the execution of this Agreement by each of the parties hereto, (i) Occidental GP is hereby admitted to the Partnership as a general partner of the Partnership, (ii) Occidental LP1 is hereby admitted to the Partnership as a limited partner of the Partnership and (iii) Occidental LP2 is hereby admitted to the Partnership as a limited partner of the Partnership. Subject to the restrictions set forth in this Agreement, the Partnership shall have the power to exercise all the powers and privileges granted by this Agreement and by the Act, together with any powers incidental thereto, so far as such powers and privileges are necessary, appropriate, convenient or incidental for the conduct, promotion or attainment of the purposes of the Partnership.

         1.2 Name. The name of the Partnership is "Equistar Chemicals, LP" The Partnership's business may be conducted under such name or any other name or names deemed advisable by the Partnership Governance Committee. The General Partners will comply or cause the Partnership to comply with all applicable laws and other requirements relating to fictitious or assumed names.

         1.3 Business Offices. The principal place of business of the Partnership shall be 1221 McKinney Street, Houston, Texas 77010, or such other place as the General Partners may from time to time determine. The registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

         1.4 Purpose and Business. The business of the Partnership shall be to, directly or indirectly, (i) engage in the Specified Petrochemicals Businesses, in the United States and internationally, including research and development, purchasing, processing and disposing of feedstocks, and manufacturing, marketing and distributing products, (ii) acquire and dispose of properties and assets used or useful in connection with the foregoing and
(iii) do all things necessary, appropriate, convenient or incidental in connection with the ownership, operation or financing of such business and activities, or otherwise in connection with the foregoing, as are permitted under the Act, including the acquisition and operation of the Contributed Businesses.

         1.5 Filings. The General Partners shall, or shall cause the Partnership to, execute, swear to, acknowledge, deliver, file or record in public offices and publish all such certificates, notices, statements or other instruments, and take all such other actions, as may be required by law for the formation, reformation, qualification, registration, operation or continuation of the Partnership in any jurisdiction, to maintain the limited liability of the Limited Partners, to preserve the Partnership's status as a partnership for tax purposes or otherwise to comply with applicable law. Upon request of the General Partners, the Limited Partners shall execute all such certificates and other documents as may be necessary, in the sole judgment of the General Partners, in order for the General Partners to accomplish all such executions, swearings, acknowledgments, deliveries, filings, recordings in public offices, publishings and other acts. Each General Partner hereby agrees and covenants that it will execute any appropriate amendment to the Certificate of Limited Partnership of the Partnership pursuant to Section 17- 204 of the Act to reflect any admission of a Substitute General Partner and of Occidental GP in accordance with this Agreement.

         1.6 Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes and appoints its Affiliated General Partner and any successor thereto permitted as provided herein, with full power of substitution and resubstitution, as the true and lawful agent and attorney-in-fact of such Limited Partner, with full power and authority in the name, place and stead of such Limited Partner to execute, swear, acknowledge, deliver, file or record in public offices and publish: (i) all certificates and other instruments (including counterparts thereof) which such General Partner deems appropriate to reflect any amendment, change or modification of or supplement to this Agreement in accordance with the terms of this Agreement; (ii) all certificates and other instruments and all amendments thereto which such General Partner deems appropriate or necessary to form, qualify or continue the Partnership in any jurisdiction, to maintain the limited liability of such Limited Partner, to preserve the Partnership's status as a partnership for tax purposes or otherwise to comply with applicable law; and (iii) all conveyances and other instruments or documents which such General Partner deems appropriate or necessary to reflect the transfers or assignments of interests in, to or under, this Agreement, including the Units, the dissolution, liquidation and termination of the Partnership, and the distribution of assets of the Partnership in connection therewith, pursuant to the terms of this Agreement.

         Each Limited Partner hereby agrees to execute and deliver to its Affiliated General Partner within five Business Days after receipt of a written request therefor such other further statements of interest and holdings, designations, powers of attorney and other instruments as such General Partner deems necessary. The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the bankruptcy, dissolution or termination of such Limited Partner and shall extend to and be binding upon such Limited Partner's successors and permitted assigns. Each Limited Partner hereby (i) agrees to be bound by any representations made by the agent and attorney-in-fact acting in good faith pursuant to such power of attorney; and (ii) waives any and all defenses which may be available to contest, negate, or disaffirm any action of the agent and attorney-in-fact taken in accordance with such power of attorney.

         1.7 Term. The term for which the Partnership is to exist as a limited partnership is from the date the Partnership's Certificate of Limited Partnership was filed with the office of the Secretary of State of the State of Delaware through the dissolution of the Partnership in accordance with the provisions of Section 12.

                                   SECTION 2
                             CAPITAL CONTRIBUTIONS

         2.1 Acquisition of Units; Holdings of Initial Partners. In exchange for the contributions provided for in Section 2.3, Occidental LP1, Occidental LP2 and Occidental GP shall receive the Units set forth by their names below, and effective on the date hereof, the Units shall be owned as follows:

                    PARTNER                             UNITS
                  Lyondell GP                             820

                 Millennium GP                            590

                 Occidental GP                            295

                  Lyondell LP                          40,180

                Millennium LP                          28,910

                Occidental LP1                          6,623

                Occidental LP2                         22,582

                     TOTAL                            100,000

The Units shall entitle the holder to the distributions set forth in Section 3 and to the allocation of Profits, Losses and other items as set forth in
Section 4.  Units shall not be represented by certificates.

         2.2 Transaction Costs. If the Partnership is entitled to deductions with respect to costs described in either Section 6.10 of the Initial Master Transaction Agreement or Section 6.10 of the Second Master Transaction Agreement to which a Partner is not entitled to reimbursement, the incurrence of such costs shall not increase the Capital Account of such a Partner, and such Partner shall be entitled to any deductions attributable to such costs.

         2.3     Property Contributions.

         (a) Pursuant to their Contribution Agreement, on the date hereof, Occidental LP1, Occidental LP2 and Occidental GP have contributed or caused to be contributed to the Partnership, the Initial Assets contemplated thereby subject to the Assumed Liabilities contemplated thereby (which involves, in the case of Occidental LP2, the merger of Oxy Petrochemicals and the Partnership, with the Partnership as the surviving entity).

         (b) The Partners intend that the contribution of assets subject to liabilities heretofore made by the Partners to the Partnership and to be made pursuant to Section 2.3(a) has qualified and will qualify as a tax-free contribution under Section 721 of the Code in which no Partner has recognized or will recognize gain or loss. The Partners agree that the Partnership will so file its tax return, and each Partner agrees to file its tax return on the same basis and to maintain such position consistently at all times thereafter.

         (c) Immediately after the contributions by Occidental GP, Occidental LP1, and Occidental LP2, the Capital Accounts of the Initial Partners shall be adjusted so that each Partner's Capital Account would be the same per Unit as that of every other Partner on the date hereof if on such date the principal and accrued interest on the Lyondell Note were paid and the special capital distributions accrued interest provided in Sections 3.1(e),
(f), and (g) were made.

         (d) Schedule 2.3(d) sets forth the Capital Accounts of the Partners as if the contributions and distributions referred to in Section 2.3(c) were made.

         2.4 Other Contributions. From time to time and subject to the limitations of Section 6.7, if applicable, the Partnership Governance Committee (or the CEO acting pursuant to Section 8.3), on behalf of the Partnership, may issue a written notice ("Funding Notice") to the Limited Partners calling for an additional capital contribution to the Partnership. Any Funding Notice will set forth:

         (a)     the use of funds therefor;

         (b) the aggregate amount of the capital contribution required, which amount shall be apportioned among the Limited Partners Pro Rata; and

         (c) the date by which the capital contribution must be received by the Partnership, which date will not be earlier than seven Business Days from the date the Funding Notice is issued.

Each Limited Partner shall timely wire transfer its Pro Rata share of the amount set forth in the Funding Notice to the Partnership's bank account. Except as expressly set forth in this Agreement, no Partner shall be permitted or required to make any additional capital contribution to the Partnership.

         2.5 Capital Accounts. Each Partner's Capital Account shall be determined and maintained in accordance with Regulation Section 1.704-1(b)(2)(iv) as reasonably interpreted by the Tax Matters Partner. The Tax Matters Partner shall have the discretion, after consultation with the other General Partners, to make those determinations, valuations, adjustments and allocations with respect to each Partner's Capital Account as it deems appropriate so that the allocations made pursuant to this Agreement will have substantial economic effect as such term is used in Regulation Section 1.704-1(b). If any Partner transfers all or a portion of its Units in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Units.

         2.6 No Return of or on Capital. Except as provided in Sections 3 and 4, no Partner shall receive any interest or other return on its capital contributions or on the balance in its Capital Account and no return of its capital contributions.

         2.7 Partner Loans. A Partner or its Affiliates may loan funds to the Partnership on such terms and conditions as may be approved by the Partnership Governance Committee, and, subject to other applicable law, have the same rights and obligations with respect thereto as a Person who is neither a Partner nor an Affiliate of a Partner. The existence of such a relationship and acting in such a capacity will not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of a Partner. If a Partner or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision whether to foreclose on property of the Partnership, such lender will have no duty to consider (i) its status as a Partner or an Affiliate of a Partner, (ii) the interests of the Partnership, or (iii) any duty it may have to any other Partner or the Partnership.

         2.8 Administration and Investment of Funds. The administration and investment of Partnership funds shall be in accordance with the procedures and guidelines as shall be adopted by the Partnership Governance Committee.
The Partnership may delegate to a third party (which may be an Affiliate of one of the Partners) the responsibility for administering and investing Partnership funds pursuant to such guidelines.


                                   SECTION 3
                                 DISTRIBUTIONS

         3.1 Operating Distributions. Subject to Section 17-607 of the Act and other applicable law, Available Net Operating Cash shall be distributed as soon as practicable following the end of each month to the Partners as follows:

         (a) General. On a cumulative basis from the date of the admission of Occidental GP, Occidental LP1 and Occidental LP2, (i) distributions are to be made to the Partners Pro Rata to the extent of cumulative Profits, and (ii) the remaining distributions are to be made to the Limited Partners Pro Rata. For simplicity, however, in the absence of extraordinary transactions, the Partnership may make monthly distributions to the Partners Pro Rata, subject to subsequent adjustments as provided below in this Section 3.1.

         (b) Return of Excess Distributions. Within 90 days after the end of each year, each General Partner shall return to the Partnership any amount it receives for such year that is in excess of its share of the sum of the cumulative undistributed Profits as of the end of the preceding year and the Profits for such year.

         (c) Effect of Operating Losses. For any year in which a General Partner's share of a Loss is sustained that exceeds its previously undistributed Profits, no distributions shall be made to such General Partner in any subsequent year until such excess Loss is recouped, and for subsequent years only Profits in excess of such recoupment shall be treated as Profit for purposes of this Section 3.1.

         (d) Makeup Distributions. If for any reason the Partnership does not make a monthly distribution to all Partners Pro Rata, each General Partner shall be entitled at the end of the year to receive the amount necessary to make its aggregate distributions for the year equal the amount it was entitled to receive and keep pursuant to the preceding criteria.

         (e) Lyondell Note Proceeds. All principal and interest received on the Lyondell Note shall be distributed among the Initial Partners in the ratio of the Units owned by them prior to the admission of the Occidental Partners.

         (f) 1998 Credit Facility Proceeds. At such time as the Partnership enters into the 1998 Credit Facility, the Partnership shall make a special distribution to Millennium LP of $75 million, plus interest on such amounts from May 15, 1998, until such distribution at a per annum rate (based on a year of 360 days and the number of days elapsed) equal to the LIBOR Rate plus 60 basis points (.60%). The interest payments shall be treated as payment for the use of capital to which section 707(c) of the Code applies.

         (g) Bank Credit Agreement Proceeds. At such time as the Partnership enters into the 1998 Credit Facility, the Partnership shall draw down the Bank Credit Agreement Repayment Amount under the 1998 Credit Facility and shall apply the Bank Credit Agreement Repayment Amount to the repayment of the principal amount then outstanding under the Bank Credit Agreement. Two Business Days after such repayment, the Partnership shall draw down $419,700,000 under the Bank Credit Agreement and make a special distribution to Occidental LP2 of the $419,700,000 proceeds of such drawdown plus interest on such $419,700,000 from May 15, 1998 until the date of such distribution at a per annum rate (based on a year of 360 days and the number of days elapsed) equal to the LIBOR Rate plus 60 basis points (.60%), provided that Occidental Chemical Corporation has executed the Amended and Restated Indemnity Agreement. The interest payment shall be treated as payment for the use of capital to which section 707(c) of the Code applies.

         3.2 Liquidating Distributions. Distributions to the Partners of cash or property arising from a liquidation of the Partnership shall be made in accordance with the Capital Account balances of the Partners as provided in
Section 12.2(d).

         3.3 Withholding. The Partnership is authorized to withhold from distributions to a Partner and to pay over to a foreign, federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, federal, state or local law. Any amounts so withheld shall be treated as distributed to such Partner pursuant to this
Section 3 for all purposes of this Agreement, and shall be offset against any amounts otherwise distributable to such Partner.

         3.4 Offset. Any amount otherwise distributable to a Partner pursuant to this Section 3 shall, unless otherwise agreed by two Representatives of each of the Nonconflicted General Partners pursuant to
Section 6.8, be applied by the Partnership to satisfy any of the following obligations that are owed by such Partner or its Affiliate to the Partnership and that are not paid when due:

         (a) Lyondell Note and Other Notes. In the case of Lyondell LP, the failure to pay any interest or principal when due on the Lyondell Note or, in the case of any Partner, the failure to pay any interest or principal when due on any indebtedness for borrowed money of such Partner or any Affiliate of such Partner to the Partnership.

         (b) Contribution Agreement. In the case of any Partner, the failure of such Partner or any Affiliate of such Partner to make any payment pursuant to Section 6 of its Contribution Agreement that has been Finally Determined to be due.

         (c) Contribution. In the case of any Partner, the failure to make any capital contribution required pursuant to this Agreement (other than pursuant to its Contribution Agreement).


                                   SECTION 4
                            BOOK AND TAX ALLOCATIONS

         4.1 General Book Allocations. This section controls partnership allocations for book purposes. As used herein, "book" means the allocations used to determine debits and credits to the Capital Accounts of the Partners and to determine the amounts distributable to the Partners pursuant to Section 3 and Section 12.2(d). It does not refer to the method in which books are maintained for financial reporting purposes pursuant to Section 5.2. Except as otherwise provided in Sections 4.2 and 4.3, Profits or Losses for book purposes shall be allocated each year among the Partners Pro Rata, subject to the following:

         (a) If the tax basis in Partnership assets is increased as a result of the distribution of $75 million to Millennium LP as provided in
Section 3.1(f), book deductions equal to the tax deductions resulting from such increase shall be allocated to Millennium LP until such time as gain or income is allocable under (c) below.

         (b) If the tax basis in Partnership assets is increased as a result of the distribution of 43% of the proceeds of the Lyondell Note to Millennium LP, book deductions equal to the tax deductions resulting from such increase shall be allocated among the Initial Partners in the ratio of the Units owned by each prior to the admission of the Occidental Partners until gain or income is allocable under (c) below.

         (c) If during any 12 month period the Partnership sells, distributes to Partners, or otherwise disposes of more than 50% in value of the assets it owned at the beginning of such period, gain or income recognized in the taxable period of such sale, distribution or other disposition or thereafter recognized from the sale, distribution, or other disposition of property or from the operation of other property shall be allocated to the Partners in the ratio in which the aggregate amount of deductions described in
(a) and (b) above were allocated to the Partners until the aggregate amount of such gain and income so allocated equals the aggregate amount of such deductions.

         (d) Interest accruing on the Lyondell Note shall continue to be allocated among the Initial Partners in the ratio of the Units owned by them prior to the admission of the Occidental Partners.

         (e) The initial agreed value of the Lease will be amortized ratably over the term of the Lease, and the resulting deductions shall be allocated to Occidental LP1. Any gain recognized on the disposition of the
Lease shall be allocated to Occidental LP1.   If, prior to such disposition,
the Partnership has made capital improvements to such assets that have been borne by the Partners Pro

Rata, then upon the disposition of the Lease with such improvements, gain shall be deemed to be attributable to such improvements to the extent of the excess of its depreciated value for GAAP purposes at the time of the disposition over its Book Value at such time, and such gain shall be allocated to the Partners Pro Rata.

         (f) Deductions attributable to the Book Value of the assets of the Partnership as they exist immediately after the contributions described in
Section 2.3(a) other than the Lease will be allocated among the Partners other than Occidental LP1 in the ratio of the Units owned by each, and any gain recognized on the disposition of such contributed assets will be allocated to the Partners other than Occidental LP1 in the ratio of the Units owned by each. If, prior to disposition of such asset sale, the Partnership has made capital improvements to such assets that have been borne by the Partners Pro Rata, then upon the disposition of a contributed asset with such improvements, gain shall be deemed to be attributable to such improvements to the extent of the excess of its depreciated value for GAAP purposes at the time of disposition over its Book Value at such time, and such gain shall be allocated to the Partners Pro Rata.

         4.2 Change in Partner's Units. If during a year Units are transferred or new Units issued, allocations among the Partners shall be made in accordance with their interests in the Partnership from time to time during such year in accordance with Section 706 of the Code, using the closing-of-the-books method, except that depreciation and other amortization with respect to each Partnership asset shall be deemed to accrue ratably on a daily basis over the entire period during such year that the asset is owned and in service by the Partnership.

         4.3 Deficit Capital Account and Nonrecourse Debt Rules. The special rules in this Section 4.3 apply in the following order to take into account the possibility of the Partners' having deficit Capital Account balances for which they are not economically responsible and the effect of the Partnership's incurring nonrecourse debt, directly or indirectly.

         (a) Partnership Minimum Gain Chargeback. If there is a net decrease in "partnership minimum gain" during any year, determined in accordance with the tiered partnership rules of Regulation Section 1.704-2(k), each Partner shall be allocated items of income and gain for such year equal to such Partner's share of the net decrease in partnership minimum gain within the meaning of Regulation Section 1.704-2(g)(2), except to the extent not required by Regulation Section 1.704-2(f). To the extent that this subsection (a) is inconsistent with Regulation Section 1.704-2(f) or Section 1.704-2(k) or incomplete with respect to such regulations, the minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

         (b) Partner Minimum Gain Chargeback. If there is a net decrease in "partner nonrecourse debt minimum gain" during any year, within the meaning of Regulation Section 1.704-2(i)(2), each Partner who has a share of such gain, determined in accordance with Regulation Section 1.704-2(i)(5), shall be allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Partner's share of the net decrease in partner nonrecourse debt minimum gain. To the extent that this subsection (b) is inconsistent with Regulation Section 1.704-2(i) or 1.704-2(k) or incomplete with respect to such regulations, the partner nonrecourse debt minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

         (c) Deficit Account Chargeback and Qualified Income. If any Partner has an Adjusted Capital Account Deficit at the end of any year, including an Adjusted Capital Account Deficit for such Partner caused or increased by an adjustment, allocation or distribution described in Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This subsection (c) is intended to constitute a "qualified income offset" pursuant to Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         (d) Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any year or other period shall be allocated to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulation Section 1.704-2(i) or Section 1.704-2(k).

         (e)     Curative Allocations.  The Allocations provided by this
Section 4.3 may not be consistent with the manner in which the Partners intend to divide Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Partners (in the same year and to the extent necessary, in subsequent years) in a manner consistent with Regulation
Section 1.704-1(b) and 1.704-2 so as to prevent such allocations from distorting the manner in which Profits, Losses and other items are intended to be allocated among the Partners pursuant to Sections 4.1 and 4.2.

         (f) Nonrecourse Debt Sharing. For purposes of this Agreement, nonrecourse deductions, within the meaning of Regulation Section 1.704-2(b), shall be deemed to be allocated among the Partners Pro Rata. Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulation
Section 1.752-3(a)(3), Partnership Profits are allocated to the Partners Pro
Rata.

         4.4     Federal Tax Allocations.

         (a) General Rule. Except as otherwise provided in the following paragraphs of this Section 4.4, allocations for federal income tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as book allocations are made.

         (b) Elimination of Book/Tax Disparities. Taxable income and tax deductions shall be shared among the Partners so as to take into account the variation between the Book Value and the adjusted tax basis of each property at the time it is contributed to the Partnership and at each time it is revalued.

                 (i) To account for such variation, effective as of the formation of the Partnership:

                          (A) the depreciation and other deductions attributable to the basis that the contributing Partner had in each property at the time of contribution shall be allocated to such Partner, and

                          (B) upon disposition of a contributed property, the excess of its Book Value at such time over its tax basis at such time shall be allocated to the Partner who contributed the property.

                 (ii) If the Book Value of a Partnership property is revalued as of a date subsequent to the date of its acquisition by the Partnership, the portion of its Book Value at the time of its disposition that is attributable to the increase resulting from such revaluation:

                          (A) shall be disregarded in applying Section 4.4(b)(i)(B) to the partner who contributed such property, and

                          (B) shall be treated for purposes of this Section 4.4(b) as a separate property that was contributed on the revaluation date by the persons who were partners immediately prior to the revaluation date.

                 (iii) The Partners agree that the foregoing allocations constitute a reasonable method for purposes of Reg. 1.704-3(a)(1) and will be so reported and defended by the Partnership and all Partners unless and until the Partners otherwise agree or a court otherwise requires.

         (c) Allocation of Items Among Partners. Each item of income, gain, loss, deduction and credit and all other items governed by Section 702(a) of the Code shall be allocated among the Partners in proportion to the allocation of Profits, Losses and other items to such Partners hereunder, provided that any gain treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Partners in accordance with Prop. Treas. Reg. Sections 1.1245-1(e)(2) and 1.1250-1(f), or, upon promulgation of final regulations with respect to the matters covered therein, such final regulations.

         (d) Section 754 Election Allocations. Income and deductions of the Partnership that are attributable to the Section 754 election shall be allocated to the Partners entitled thereto.

         4.5 Other Tax Allocations. Items of income, gain, loss, deduction, credit and tax preference for state, local and foreign income tax purposes shall be allocated among the Partners in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section.

                                   SECTION 5
                ACCOUNTING, FINANCIAL REPORTING AND TAX MATTERS

         5.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

         5.2 Method of Accounting for Financial Reporting Purposes. For financial reporting purposes, the Partnership shall adopt a standard set of accounting policies and shall maintain separate books of account, all in accordance with GAAP. The Partnership's financial reports shall comply with requirements of the SEC to the extent applicable to the Partnership and any Partner or any controlling Person of such Partner, to the extent such information is necessary, in conjunction with the financial reporting obligations of such Person under applicable SEC requirements.

         5.3     Books and Records; Right of Partners to Audit.

         (a) Proper and complete records and books of account of the Partnership's business, including all such transactions and other matters as are usually entered into records and books of account maintained by businesses of like character or as are required by law, shall be kept by the Partnership at the Partnership's principal place of business. None of the Partnership's funds shall be commingled with the funds of any Partner.

         (b) Each Partner and its internal and independent auditors, at the expense of such Partner, shall have full and complete access to the internal and independent auditors of the Partnership and shall have the right to inspect such books and records and the physical properties of the Partnership during normal business hours and, at its own expense, to cause an independent audit thereof. The Partnership shall make all books and records of the Partnership available to such Partner and its internal and independent auditors in connection with such audit and shall cooperate with such Partner and auditors and to provide any assistance reasonably necessary in connection with such audit.

         5.4 Reports and Financial Statements. The Partnership shall prepare and deliver to the Partners the Partnership financial statements and reports described on Appendix B as soon as reasonably practicable and in any event on or prior to the due date indicated on Appendix B.

         5.5 Method of Accounting for Book and Tax Purposes. For purposes of making allocations and distributions hereunder (including distributions in liquidation of the Partnership in accordance with Capital Account balances as required by Section 12.3), Capital Accounts and Profits, Losses and other items described in Section 4.1 shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with the adjustments required by Regulation Section 1.704-1(b) to properly maintain Capital Accounts.

         5.6     Taxation.

         (a) Status of the Partnership. The Partners acknowledge that the Partnership is a partnership for federal, foreign and state income tax purposes, and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

         (b)     Tax Elections and Reporting.

                 (i) Generally. The Partnership has made or shall make the following elections under the Code and the Regulations and any similar state statutes:

                          (A) Adopt the calendar year as the annual accounting period;

                          (B)     Adopt the accrual method of accounting;

                          (C) Elect to deduct organization costs ratably over a 60-month period as provided in Section 709 of the Code;

                          (D) Adopt the LIFO method of accounting for inventory; and

                          (E) Make any other elections available under the Code that the Partnership Governance Committee determine are appropriate, with the determination of whether an election is appropriate to be made pursuant to the principle that each Partner shall be treated equally (i.e., no Partner will receive preferential tax treatment to the disadvantage of another Partner).

                 (ii) Section 754 Election. The Partnership shall, upon the written request of any Partner benefitted thereby, cause the Partnership to file an election under Section 754 of the Code and the Regulations thereunder to adjust the basis of the Partnership assets under Section 734(b) or 743(b) of the Code, and a corresponding election under the applicable sections of state and local law.

         (c) Tax Returns. The Tax Matters Partner, on behalf of the Partnership, shall prepare and file the necessary tax and information returns. Each Partner shall timely provide such information, if any, as may be needed by the Partnership for purposes of preparing such tax and information returns. At least 75 days before the due date (as extended) for the Partnership's federal income tax return, the Tax Matters Partner shall deliver a draft of such return to each Partner. Each Partner shall have 15 Business Days after receipt of the draft in which to furnish any objections or comments on the draft to the Tax Matters Partner. The Tax Matters Partner shall make its best efforts to finalize the Partnership's federal income tax return at least 30 days before the due date for filing (as extended) of such return A Partner may not report its share of any Partnership tax item in a manner inconsistent with the Partnership's reporting of such item unless the Partner has timely furnished its objection to the Tax Matters Partner as provided in the immediately preceding sentence. If a Partner reports its share of any Partnership tax item in a manner inconsistent with the Partnership's reporting of such item, such Partner shall promptly notify the Partnership in writing at least 20 Business Days prior to the filing of any statement with the IRS in which such inconsistent position is reported. The Partnership shall promptly deliver to each Partner a copy of the federal income tax return for the Partnership as filed with the appropriate taxing authorities and a copy of any material state and local income tax return as filed.

         (d)     Tax Audits.

                 (i) Federal Tax Matters. The Partnership is authorized to make such filings with the IRS as may be required to designate Lyondell GP as the Tax Matters Partner. The Tax Matters Partner, as an authorized representative of the Partnership, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Partnership items at the Partnership level. The Tax Matters Partner shall promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind (including, without limitation, any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment) received from the IRS relating to or potentially resulting in an adjustment of Partnership items, as well as any other information requested by a Partner that is commercially reasonable to request. The Tax Matters Partner shall be diligent and act in good faith in deciding whether to contest at the administrative and judicial level any proposed adjustment of a Partnership item and whether to appeal any adverse judicial decision. The Tax Matters Partner shall keep each Partner advised of all material developments with respect to any proposed adjustment that comes to its attention. All costs incurred by the Tax Matters Partner in performing under this subsection (d) shall be paid by the Partnership. The Tax Matters Partner shall have sole authority to represent the Partnership in connection with all tax audits, including the power to extend the statute of limitations, to enter in any settlement, and to litigate any proposed partnership adjustment, subject to the following: (A)
         No settlement will be entered into with respect to an item that would materially affect any Partner adversely unless each Partner is first notified of the terms of the settlement; and no Partner will be bound by any settlement unless it consents thereto; (B) If a Partner does not consent to a settlement, the settlement will nevertheless be binding on all partners who do consent; and the non-consenting Partner may, at its sole cost, pursue such administrative or judicial remedies as it deems appropriate; (C) If the Tax Matters Partner brings an action in any court, each Partner, at its sole cost, shall have the right to intervene in the preceding to the extent permitted by the court; and (D) If a settlement or litigation causes Partners to be treated differently for tax purposes with respect to certain tax issues of the Partnership, the income and deductions of the Partnership thereafter arising will be allocated among the Partners to reflect the varying manner in which the issues were resolved.

                 (ii) State and Local Tax Matters. The Partnership shall promptly deliver to each Partner a copy of all notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Partnership which might, in the judgment of the Tax Matters Partner, materially and adversely affect any Partner, and shall keep each Partner advised of all material developments with respect to any proposed adjustment of Partnership items which come to its attention.

                 (iii) Continuation of Rights. Each Partner shall continue to have the rights described in this subsection (d) with respect to tax matters relating to any period during which it was a Partner, whether or not it is a Partner at the time of the tax audit or contest.

         (e) Tax Rulings. No Person other than the Tax Matters Partner shall request an administrative ruling (or similar administrative procedures) from any taxing authority with respect to any tax issue relating to the Partnership or affecting the taxation of any other Partner unless such Person shall have received written authorization from the Tax Matters Partner and any such other Partner to make such request.

         (f) Tax Information. At the request of any Partner, the Tax Matters Partner shall timely furnish all reasonably obtainable information required to prepare annual earnings and profits computations (as defined in Section 312 of the Code) with respect to that Partner's share of Partnership income.

         5.7 Delegation. The Partners agree that all of the tasks to be performed under this Section (other than serving as Tax Matters Partner) may be delegated to employees and consultants of the Partnership.

                                   SECTION 6
                                   MANAGEMENT

         6.1     Partnership Governance Committee.

         (a) The General Partners hereby establish a committee (the "Partnership Governance Committee") to manage and control the business, property and affairs of the Partnership, including the determination and implementation of the Partnership's strategic direction. The Partnership Governance Committee (on behalf of the Partners) shall have (i) the full authority of the General Partners to exercise all of the powers of the Partnership and (ii) full control over the business, property and affairs of the Partnership. Except to the extent set forth in this Agreement, the Partnership Governance Committee shall have full, exclusive and complete discretion to manage and control the business, property and affairs of the Partnership, to make all decisions affecting the business, property and affairs of the Partnership and to take all such actions as it deems necessary, appropriate, convenient or incidental to accomplish the purpose of the Partnership as set forth in Section 1.4 (as such purpose may be expanded in accordance with Section 6.7(i)).

         (b) The Partnership Governance Committee shall act exclusively by means of Partnership Governance Committee Action. As used in this Agreement, "Partnership Governance Committee Action" means any action which the Partnership Governance Committee is authorized and empowered to take in accordance with this Agreement and the Act and which is taken by the Partnership Governance Committee either (i) by action taken at a meeting of the Partnership Governance Committee duly called and held in accordance with this Agreement or (ii) by a formal written consent complying with the requirements of Section 6.5(f). In no event shall the Partnership Governance Committee be authorized to act other than by Partnership Governance Committee Action, and any action or purported action by the Partnership Governance Committee (including any authorization, consent, approval, waiver, decision or vote) not constituting a Partnership Governance Committee Action shall be null and void and of no force and effect. Each Partnership Governance Committee Action shall be binding on the Partnership.

         (c) The Partnership Governance Committee shall adopt policies and procedures, not inconsistent with this Agreement (including Section 6.7) or the Act, governing financial controls and legal compliance, including delegations of authority (and limitations thereon) to the officers of the Partnership as permitted hereby. Such policies and procedures may be revised or revoked (in a manner consistent with this Agreement and the Act) from time to time as determined by the Partnership Governance Committee. To the extent any authority is not delegated to officers of the Partnership in this Agreement or in accordance with Partnership Governance Committee Action, it shall remain with the Partnership Governance Committee.

         6.2 Limitations on Authority of General Partners. Except as expressly set forth in this Agreement, each General Partner agrees to exercise its authority to manage and control the Partnership only through Partnership
Governance Committee Action.   Each General Partner agrees not to exercise, or
purport or attempt to exercise any authority (i) to act for or incur, create or assume any obligation, liability or responsibility on behalf of the Partnership or any other Partner, (ii) to execute any documents on behalf of, or otherwise bind, or purport or attempt to bind, the Partnership or (iii) to otherwise transact any business in the Partnership's name, in each case except pursuant to Partnership Governance Committee Action.

         6.3 Lack of Authority of Persons Other Than General Partners and Officers. Except as expressly set forth in this Agreement, no Person or Persons other than (i) the General Partners, acting through the Partnership Governance Committee, and (ii) the officers of the Partnership appointed in accordance with this Agreement and acting as agents or employees, as applicable, of the Partnership in conformity with this Agreement and any applicable Partnership Governance Committee Action, shall be authorized (a) to exercise the powers of the Partnership, (b) to manage the business, property and affairs of the Partnership or (c) to contract for, or incur on behalf of, the Partnership any debts, liabilities or other obligations.

         6.4     Composition of Partnership Governance Committee.

         (a) The Partnership Governance Committee shall consist of nine Representatives and each General Partner shall designate three Representatives (each a "Representative"). All the Representatives of all three General Partners shall together constitute the Partnership Governance Committee.

         (b) Each General Partner may designate one or more individuals (each an "Alternate") who (i) shall be authorized, in the event a Representative is absent from any meeting of the Partnership Governance Committee (and in the order of succession designated by the General Partner so designating the Alternates), to attend such meeting in the place of, and as substitute for, such Representative and (ii) shall be vested with all the powers to take action on behalf of such General Partner which the absent Representative could have exercised at such meeting. The term "Representative," when used herein with reference to any Representative who is absent from a meeting of the Partnership Governance Committee, shall mean and refer to any Alternate attending such meeting in place of such absent Representative.

         (c) On or before the date hereof, each General Partner shall have delivered to the other General Partners a written notice (i) designating the three persons to serve as such General Partner's initial Representatives and
(ii) designating the person or persons, if any, who are to serve as initial Alternates and their order of succession.

         (d) Each General Partner may, in its sole discretion and by written notice delivered to the other General Partners and the Partnership at any time or from time to time, remove or replace one or more of its Representatives or change one or more of its Alternates. If a Representative or Alternate dies, resigns or becomes disabled or incapacitated, the General Partner that designated such Representative or Alternate, as the case may be, shall promptly designate a replacement. Each

Representative and each Alternate shall serve until replaced by the General Partner that designated such Representative or Alternate, as the case may be.

         (e) Copies of all written notices designating Representatives and Alternates shall be delivered to the Secretary and shall be placed in the Partnership minute books, but the failure to deliver a copy of any such notice to the Secretary shall not affect the validity or effectiveness of such notice or the designation described therein.

         (f) Each Representative, in his capacity as such, shall be the agent of the General Partner that designated such Representative. Accordingly,
(i) each Representative, as such, shall act (or refrain from acting) with respect to the business, property and affairs of the Partnership solely in accordance with the wishes of the General Partner that designated such Representative and (ii) no Representative, as such, shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Partnership or to any General Partner other than the General Partner that designated such Representative; provided, however, that nothing in this Agreement is intended to or shall relieve or discharge any Representative or General Partner from liability to the Partnership or the Partners on account of any fraudulent or intentional misconduct of such Representative. Nothing in this Section 6.4(f) shall limit the duty owed to the Partnership by any person acting in his capacity as an officer of the Partnership (including any such officer who is also a Representative).

         (g) Representatives shall not receive from the Partnership any compensation for their service or any reimbursement of expenses for attendance at meetings of the Partnership Governance Committee.

         6.5     Partnership Governance Committee Meetings.

         (a) Regular meetings of the Partnership Governance Committee shall be held at such times and at such places as shall from time to time be determined in advance and committed to a written schedule by the Partnership Governance Committee. The first regular meeting of the Partnership Governance Committee during January of each fiscal year shall be deemed to be the "Annual Meeting." The Secretary shall deliver by commercial courier service or other hand delivery or transmit by facsimile transmission (with proof of confirmation from the transmitting machine), an agenda for each regular meeting to the Representatives at least five Business Days prior to such meeting. Each agenda for a regular meeting shall specify, to a reasonable degree, the business to be transacted at such meeting. Subject to Section 6.6, at any regular meeting of the Partnership Governance Committee at which a quorum is present, any and all business of the Partnership may be transacted.

         (b) Special meetings of the Partnership Governance Committee may be called by any Representative by delivering by commercial courier service or other hand delivery or transmitting by facsimile transmission (with proof of confirmation from the transmitting machine), written notice of a special meeting to each of the other Representatives at least two Business Days before such meeting. Each notice of a special meeting shall specify, to a reasonable degree, the business to be transacted at, or the purpose of, such meeting. Notice of any special meeting may be waived before or after the meeting by a written waiver of notice signed by the Representative entitled to notice. A

Representative's attendance at a special meeting shall constitute a waiver of notice unless the Representative states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened. Special meetings of the Partnership Governance Committee shall be held at the Partnership's offices (or at such other place or in such other manner as the Representatives shall agree) at such time as may be stated in the notice of such meeting.

         (c) One Representative of each General Partner shall serve as a co-chair of each meeting (regular and special) of the Partnership Governance Committee. Any co-chair may instruct the Secretary to include one or more items on a meeting agenda and none of the co-chairs nor the Secretary may delete or exclude an agenda item proposed by any other co-chair.

         (d) Following each meeting of the Partnership Governance Committee, the Secretary shall promptly draft and distribute minutes of such meeting to the Representatives for approval at the next meeting, and after such approval shall retain the minutes in the Partnership minute books.

         (e) Representatives, at their discretion, may participate in or hold regular or special meetings of the Partnership Governance Committee by means of a telephone conference or any comparable device or technology by which all individuals participating in the meeting may hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

         (f) Any action required or permitted to be taken at a meeting of the Partnership Governance Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by at least two Representatives of each General Partner, and such consent shall have the same force and effect as a duly conducted vote of the Partnership Governance Committee. A counterpart of each such consent to action shall be delivered promptly to each of the Representatives and to the Secretary for placement in the minute books of the Partnership, but the failure to deliver a counterpart of any such consent to action to the Secretary shall not affect the validity or effectiveness of such consent to action.

         6.6 Partnership Governance Committee Quorum and General Voting Requirement.

         (a) The presence of at least two Representatives (including any duly present Alternates) of Lyondell GP shall constitute a quorum of the Partnership Governance Committee for the transaction of business and the taking of appropriate Partnership Governance Committee Actions at any meeting; provided, however, that the presence at such meeting of at least two Representatives (including any duly present Alternates) from each General Partner shall be necessary for the taking of any action described in Section 6.7; and provided, further, that no Partnership Governance Committee Actions can be taken at any meeting with respect to any matter that was not reflected, with a reasonable level of specificity, on an agenda for such meeting that was delivered in accordance with Section 6.5 unless at least one Representative of each General Partner is present. No Partnership Governance Committee Action may be taken at any meeting at which a quorum is not present.

         (b) Except as otherwise provided in Section 6.7 or elsewhere in this Agreement, the approval of two or more Representatives acting for Lyondell GP will be sufficient for the Partnership Governance Committee to take any Partnership Governance Committee Action and in such case the Partnership shall be authorized to take such action without the consent of any other Person.

         6.7 Partnership Governance Committee Unanimous Voting Requirements. Unless and until two or more Representatives of Lyondell GP, two or more Representatives of Millennium GP and two or more Representatives of Occidental GP have given their approval (in which event a Partnership Governance Committee Action is hereby authorized without the need for the consent of any other Person), no Partnership Governance Committee Action will be deemed for any purpose to have been taken at any Partnership Governance Committee meeting that would cause or permit the Partnership or any subsidiary thereof (or any Person acting in the name or on behalf of any of them) directly or indirectly to take (or commit to take), and neither the Partnership nor any subsidiary thereof nor any person acting in the name or on behalf of any of them directly or indirectly may take or commit to take, any of the actions described below in this subsection (whether in a single transaction or series of related transactions):

                 (i) to cause the Partnership, directly or indirectly, to engage, participate or invest in any business outside the scope of its business as described in Section 1.4;

                 (ii) to approve any Strategic Plan, as well as any amendments or updates thereto (including the annual updates provided for in Section 8.1);

                 (iii) to authorize any disposition of assets having a fair market value exceeding $30 million in any one transaction or a series of related transactions not contemplated in an approved Strategic Plan;

                 (iv) to authorize any acquisition of assets or any capital expenditure exceeding $30 million that is not contemplated in an approved Strategic Plan;

                 (v) to require capital contributions to the Partnership (other than contributions contemplated by the Contribution Agreements or an approved Strategic Plan or to achieve or maintain compliance with any HSE Law) within any fiscal year if the total of such contributions required from the Partners within that year would exceed $100 million or the total of such contributions required from the Partners within that year and the immediately preceding four years would exceed $300 million;

                 (vi) to authorize the incurrence of debt for borrowed money unless (x) such debt is contemplated by clause (vii) (b) below,
         (y) after giving effect to the incurrence of such debt (and any related transactions) and the maximum amount of borrowings permitted under clause (vii) below, the Partnership would be expected to have an "investment grade" debt rating by Moody's Investor Services Inc. and Standard & Poor's Corporation or (z) such debt is incurred to refinance the public, bank or other debt assumed or incurred by the Partnership as contemplated by the Initial Master Transaction Agreement or the Second Master Transaction Agreement or to refinance indebtedness under the 1998 Credit Facility or to refinance any such debt, and in the case of each of (x), (y) and (z), the agreement relating to such debt does not provide that the Transfer by a Partner of its Units (or a change of control with respect to any Partner or any of its Affiliates) would constitute a default thereunder, otherwise accelerate the maturity thereof or give the lender or holder any "put rights" or similar rights with respect thereto; provided, however, that notwithstanding the foregoing, the provisions of Sections 6.7(xxi) and 6.7(xxii), if applicable, must be satisfied with respect to any refinancing;

                 (vii) (a) to enter into the 1998 Credit Facility or (b) to make borrowings under one or more of the Partnership's bank credit facility or facilities, its uncommitted lines of credit or any credit facility or debt instrument of the Partnership of any kind that refinances all or any portion of the Partnership's credit facility or facilities, at any time, if as a result of any such borrowing the aggregate principal amount of all such borrowings outstanding at such time would exceed the sum of $1.25 billion and the amount which becomes available for borrowing under the 1998 Credit Facility.

                 (viii) to enter into interest rate protection or other hedging agreements (other than hydrocarbon hedging agreements in the ordinary course);

                 (ix) to enter into any capitalized lease or similar off-balance sheet financing arrangements involving payments (individually or in the aggregate) by it in excess of $30 million in any fiscal year;

                 (x) to cause the Partnership or any subsidiary of the Partnership to issue, sell, redeem or acquire any Units or other equity securities (or any rights to acquire, or any securities convertible into or exchangeable for, Units or other equity securities);

                 (xi) to make Partnership cash distributions in excess of Available Net Operating Cash or to make non-cash distributions (except as contemplated by Section 12);

                 (xii) to appoint or discharge Executive Officers (other than the CEO), based on the recommendation of the CEO;

                 (xiii) to approve material compensation and benefit plans and policies, material employee policies and material collective bargaining agreements for the Partnership's employees;

                 (xiv) to initiate or settle any litigation or governmental proceedings if the effect thereof would be material to the financial condition of the Partnership;

                 (xv) to change the independent accountants for the Partnership;

                 (xvi) to change the Partnership's method of accounting as adopted pursuant to Section 5.2 or to change the Partnership's method of accounting as provided in Section 5.5 or to make the elections referred to in Section 5.6(b)(i)(E);

                 (xvii) to create or change the authority of any Auxiliary Committee;

                 (xviii) to merge, consolidate or convert the Partnership or any subsidiary thereof with or into any other entity (other than a Wholly Owned Subsidiary of the Partnership);

                 (xix) to file a petition in bankruptcy or seeking any reorganization, liquidation or similar relief on behalf of the Partnership or any subsidiary; or to consent to the filing of a petition in bankruptcy against the Partnership or any subsidiary; or to consent to the appointment of a receiver, custodian, liquidator or trustee for the Partnership or any subsidiary or for all or any substantial portion of their property;

                 (xx) to exercise any power or right described in Section 6.8(a)(i) or (ii) with respect to a Conflict Circumstance involving
         (a) LYONDELL-CITGO Refining Company Ltd., its successors or assigns,
         (b) Lyondell Methanol Company, L.P., its successors or assigns or (c) any other Affiliate of Lyondell GP, Millennium GP or Occidental GP if such Affiliate's actions with respect to such Conflict Circumstance are not controlled by Lyondell, Millennium or Occidental respectively, other than a Conflict Circumstance involving the exercise of any rights and remedies with respect to a default under any agreement that is the subject of such Conflict Circumstance;

                 (xxi) (a) prior to the seventh anniversary of the Initial Closing Date, to repay any Millennium America Guaranteed Debt, other than through refinancing or (b) to refinance any Millennium America Guaranteed Debt prior to the seventh anniversary of the Initial Closing Date if any of the principal of the debt refinancing such Millennium America Guaranteed Debt would be due and payable after the seventh anniversary of the Initial Closing Date; provided, however, that if the Millennium America Guaranteed Debt continues to be guaranteed by Millennium America or its successors after the seventh anniversary of the Initial Closing Date, then the term of such debt shall not exceed 365 days; and

                 (xxii) (a) prior to 30 days after the seventh anniversary of the date of this Agreement, to repay any Oxy Guaranteed Debt, other than through refinancing or (b) to refinance any Oxy Guaranteed Debt prior to 30 days after the seventh anniversary of the date of this Agreement if any of the principal of the debt refinancing such Oxy Guaranteed Debt would be due and payable after 30 days after the seventh anniversary of the date of this Agreement; provided, however, that if the Oxy Guaranteed Debt continues to be guaranteed by Occidental Chemical Corporation or its successors after 30 days after the seventh anniversary of the date of this Agreement, then the term of such debt shall not exceed 365 days.

         6.8     Control of Interested Partner Issues.

         (a) Notwithstanding anything to the contrary contained in this Agreement, with respect to any Conflict Circumstance (other than a Conflict Circumstance described in Section 6.7(xx), which shall be governed by Section 6.7), the Nonconflicted General Partners acting jointly (through their respective Representatives) shall, subject to Section 6.8(b), have the sole and exclusive power and right for and on behalf, and at the sole expense, of the Partnership (i) to control all decisions, elections, notifications, actions, exercises or nonexercises and waivers of all rights, privileges and remedies provided to, or possessed by, the Partnership with respect to a Conflict Circumstance and (ii) in the event of any potential, threatened or asserted claim, dispute or action with respect to a Conflict Circumstance, to retain and direct legal counsel and to control, assert, enforce, defend, litigate, mediate, arbitrate, settle, compromise or waive any and all such claims, disputes and actions.
Accordingly, Partnership Governance Committee Action with respect to a Conflict Circumstance (other than a Conflict Circumstance described in Section 6.7(xx), which shall be governed by Section 6.7) shall require the approval of two Representatives of each of the Nonconflicted General Partners. Each General Partner shall, and shall cause its Affiliates to, take all such actions, execute all such documents and enter into all such agreements as may be necessary or appropriate to facilitate or further assure the accomplishment of this Section.

         (b) Each Nonconflicted General Partner, in exercising its control, power and rights pursuant to this Section, shall act in good faith and in a manner it believes to be in the best interests of the Partnership; provided that it shall never be deemed to be in the best interests of the Partnership not to pay, perform and observe all of the obligations to be paid, performed or observed by or on the part of the Partnership under the terms of any of the Other Agreements (as defined in the Amended and Restated Parent Agreement). Each Nonconflicted General Partner shall act through its Representatives, and the approval of two Representatives acting for each of the Nonconflicted General Partners will be sufficient for the Nonconflicted General Partners (and therefore the Partnership Governance Committee on behalf of the Partnership) to take any action in respect of the relevant Conflict Circumstance. The Conflicted General Partner (or its Affiliates) shall have the right to deal with the Partnership and with each Nonconflicted General Partner on an arm's-length basis and in a manner it believes to be in its own best interests, but in any event must deal with them in good faith.

         6.9     Auxiliary Committees.

         (a) From time to time, the Partnership Governance Committee may, by Partnership Governance Committee Action, designate one or more committees ("Auxiliary Committees") or disband any Auxiliary Committee. Each Auxiliary Committee shall (i) operate under the specific authority delegated to it by the Partnership Governance Committee (consistent with Section 6.7) for the purpose of assisting the Partnership Governance Committee in managing (on behalf of the General Partners) the business, property and affairs of the Partnership and
(ii) report to the Partnership Governance Committee.

         (b) Each General Partner shall have the right to appoint an equal number of members on each Auxiliary Committee. Auxiliary Committee members may (but need not) be members of the Partnership Governance Committee. No Auxiliary Committee member shall be compensated or reimbursed by the Partnership for service as a member of such Auxiliary Committee.

         (c) Each Partnership Governance Committee Action designating an Auxiliary Committee shall be in writing and shall set forth (i) the name of such Auxiliary Committee, (ii) the number of members and (iii) in such detail as the Partnership Governance Committee deems appropriate, the purposes, powers and authorities (consistent with Section 6.7) of such Auxiliary Committee; provided, however, that in no event shall any Auxiliary Committee have any powers or authority in reference to amending this Agreement, adopting an agreement of merger, consolidation or conversion of the Partnership, authorizing the sale, lease or exchange of all or substantially all of the property and assets of the Partnership, authorizing a dissolution of the Partnership or declaring a distribution. Each Auxiliary Committee shall keep regular minutes of its meetings and promptly deliver the same to the Partnership Governance Committee.

         6.10 Certain Limitations on Partner Representatives. No Representative or Alternate of a Partner who, as an officer, director or employee of such Partner or any of its Affiliates, participates in material operational decisions by such Partner or Affiliate regarding a business or operation of such Partner or Affiliate that competes with a business or operation of the Partnership or of the other Partner or its Affiliates, or that competes with a Business Opportunity offered pursuant to Section 9.3(c) or (d), shall receive or have access to any competitively sensitive information regarding the competing business of the Partnership or of the other Partner or its Affiliates or such Business Opportunity, nor shall such Representative or Affiliate participate in any decision of the Partnership Governance Committee relating to such business or operation of the Partnership or the other Partner or its Affiliates or such Business Opportunity.


                                   SECTION 7
                             OFFICERS AND EMPLOYEES

         7.1     Partnership Officers.

         (a) The Partnership Governance Committee may select natural persons who are (or upon becoming an officer will be) agents or employees of the Partnership to be designated as officers of the Partnership, with such titles as the Partnership Governance Committee shall determine.

         (b) The executive officers of the Partnership shall consist of a Chief Executive Officer ("CEO"), and others as determined from time to time by Partnership Governance Committee (collectively, the "Executive Officers").

         (c) The Partnership Governance Committee also shall appoint a Secretary and may appoint such other officers and assistant officers and agents as may be deemed necessary or desirable and such persons shall perform such duties in the management of the Partnership as may be provided in this Agreement or as may be determined by Partnership Governance Committee Action.

         (d) The Partnership Governance Committee may leave unfilled any offices except those of CEO and Secretary. Two or more offices may be held by the same person except that the same person may not hold the offices of CEO and Secretary.

         7.2     Selection and Term of Executive Officers.

         (a) The Executive Officers as of the date of this Agreement are listed on Appendix C.

         (b) The CEO shall hold office for a five-year term, subject to the CEO's earlier death, resignation or removal. Upon the expiration of such term or earlier vacancy, Lyondell GP shall designate the CEO, provided that such person shall be reasonably acceptable to both of Millennium GP and Occidental GP. The CEO shall not be required to be an employee of the Partnership.

         (c) Each Executive Officer (other than the CEO) shall hold office until his or her death, resignation or removal. Upon the death, resignation or removal of an Executive Officer, or the creation of a new Executive Officer position, the CEO may nominate a person to fill the vacancy, which shall be subject to Partnership Governance Committee approval. Executive Officers shall not be required to be employees of the Partnership. Any Executive Officer also may serve as an officer or employee of any Partner or Affiliate of a Partner.

         7.3     Removal of Executive Officers.

         (a) The CEO may be removed, at any time, by Partnership Governance Committee Action taken pursuant to Section 6.6, with or without cause, whenever in the judgment of the Partnership Governance Committee the best interests of the Partnership would be served thereby.

         (b) Any Executive Officer (other than the CEO), or any other officer or agent may be removed, at any time, by Partnership Governance Committee Action taken pursuant to Section 6.7(xii), with or without cause, upon the recommendation of the CEO, whenever in the judgment of the Partnership Governance Committee the best interests of the Partnership would be served thereby.

         (c) Notwithstanding anything to the contrary in Sections 6.7(xii), 7.3(a) and 7.3(b), any General Partner may, by action of two or more of its Representatives, remove from office any Executive Officer who takes or causes the Partnership to take any action described in Section 6.7 that has not been approved by two or more Representatives of Lyondell GP, two or more Representatives of Millennium GP and two or more Representatives of Occidental GP as contemplated by Section 6.7. Any such removal shall be effected by delivery by such Representatives of written notice of such removal (i) to such Executive Officer and (ii) to the Representatives of the other General Partners; provided that such removal shall not be effective if such action is rescinded or cured (to the reasonable satisfaction of the General Partner who has delivered such notice) promptly after such notice is delivered.

         7.4     Duties.

         (a) Each officer or employee of the Partnership shall owe to the Partnership, but not to any Partner, all such duties (fiduciary or otherwise) as are imposed upon such an officer or employee of a Delaware corporation. Without limitation of the foregoing, each officer and employee in any dealings with a Partner shall have a duty to act in good faith and to deal fairly; provided, that, no officer shall be liable to the Partnership or to any Partner for his or her good faith reliance on the provisions of this Agreement. Notwithstanding the foregoing, it is understood that any officer or employee of the Partnership who is also a Representative of a General Partner shall, in his capacity as a Representative, owe no duty (fiduciary or otherwise) to any Person other than such General Partner.

         (b) The policies and procedures of the Partnership adopted by the Partnership Governance Committee may set forth the powers and duties of the officers of the Partnership to the extent not set forth in or inconsistent with this Agreement. The officers of the Partnership shall have such powers and duties, except as modified by the Partnership Governance Committee, as generally pertain to their respective offices in the case of a publicly held Delaware corporation, as well as other such powers and duties as from time to time may be conferred by the Partnership Governance Committee and by this Agreement. The CEO and the other officers and employees of the Partnership shall develop and implement management and other policies and procedures consistent with this Agreement and the general policies and procedures established by the Partnership Governance Committee.

         (c) Notwithstanding any other provision of this Agreement, no Partner, Representative, officer, employee or agent of the Partnership shall have the power or authority, without specific authorization from the Partnership Governance Committee, to undertake any of the following:

              (i) to do any act which contravenes (or otherwise is inconsistent with) this Agreement or which would make it impracticable or impossible to carry on the Partnership's business;

             (ii)         to confess a judgment against the Partnership;

            (iii) to possess Partnership property other than in the ordinary conduct of the Partnership's business; or

             (iv) to take, or cause to be taken, any of the actions described in Section 6.7.

         7.5 CEO. Subject to the terms of this Agreement, the CEO shall have general authority and discretion comparable to that of a chief executive officer of a publicly held Delaware corporation of similar size to direct and control the business and affairs of the Partnership, including without limitation its day-to-day operations in a manner consistent with the Annual Budget and the most recently approved Strategic Plan. The CEO shall take steps to implement all orders and resolutions of the Partnership Governance Committee or, as applicable, any Auxiliary Committee. The CEO shall be authorized to execute and deliver, in the name and on behalf of the Partnership, (i) contracts or other instruments authorized by Partnership Governance Committee Action and (ii) contracts or instruments in the usual and regular course of business (not otherwise requiring Partnership Governance Committee Action), except in cases when the execution and delivery thereof shall be expressly delegated by the Partnership Governance Committee to some other officer or agent of the Partnership, and, in general, shall perform all duties incident to the office of CEO as well as such other duties as from time to time may be assigned to him or her by the Partnership Governance Committee or as are prescribed by this Agreement.

         7.6 Other Officers. The President (if any) and the Vice Presidents shall perform such duties as may, from time to time, be assigned to them by the Partnership Governance Committee or by the CEO. In addition, at the request of the CEO, or in the absence or disability of the CEO, the President (if any) or any Vice President, in any order determined by the Partnership Governance Committee, temporarily shall perform all (or if limited through the scope of the delegation, some of) the duties of the CEO, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the CEO.

         7.7 Secretary. The Secretary shall keep the minutes of all meetings (and copies of written records of action taken without a meeting) of the Partnership Governance Committee in minute books provided for such purpose and shall see that all notices are duly given in accordance with the provisions of this Agreement. The Secretary shall be the custodian of the records and of the seal, if any. The Secretary shall have general charge of books and papers of the Partnership as the Partnership Governance Committee may direct and, in general, shall perform all duties and exercise all powers incident to the office of Secretary and such other duties and powers as the Partnership Governance Committee or the CEO from time to time may assign to or confer upon the Secretary.

         7.8 Salaries. Salaries or other compensation of the other Executive Officers of the Partnership shall be established by the CEO consistent with plans approved by the Partnership Governance Committee. Except as approved by the Partnership Governance Committee, all fees and compensation of the officers and employees of the Partnership other than the CEO with respect to their services as such officers and employees shall be payable solely by the Partnership and no Partner or its Affiliates shall pay (or offer to pay) any such fees or compensation to any officer or employee, except to the extent that the Partnership shall have agreed with a Partner or one of its Affiliates pursuant to a separate agreement that a portion of the compensation of such officer or employee shall be paid by such Partner or Affiliate.

         7.9 Delegation. The Partnership Governance Committee may delegate temporarily the powers and duties of any officer of the Partnership, in case of absence or for any other reason, to any other officer of the Partnership, and may authorize the delegation by any officer of the Partnership of any of such officer's powers and duties to any other officer or employee of the Partnership, subject to the general supervision of such officer.

         7.10 Employee Hirings. Without the prior approval of the two other General Partners, which approval shall not be unreasonably withheld, a General Partner (or its Affiliates) shall not be entitled to hire employees of the Partnership who at the time of such employment are eligible to participate in the incentive compensation programs available to senior managers or executives or to hire specific individuals who had been employed by the Partnership within the previous year and who prior to the termination of their employment were eligible to participate in the incentive compensation programs available to senior managers or executives. Without the prior approval of the relevant General Partner, which approval shall not be unreasonably withheld, the Partnership shall not be entitled to hire employees of such General Partner (or its Affiliates) who at the time of such employment are eligible to participate in the incentive compensation programs available to senior managers or executives or to hire specific individuals who had been employed by such General Partner (or its Affiliates) within the previous year and who prior to the termination of their employment were eligible to participate in the incentive compensation programs available to senior managers or executives.

         7.11 General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of each of the officers as set forth in this Agreement. In no event shall any Person dealing with any officer with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the officer; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the officer with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the officer was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.


                                   SECTION 8
                   STRATEGIC PLANS, ANNUAL BUDGETS AND LOANS

         8.1     Strategic Plan.

         (a) The Partnership shall be managed in accordance with a five-year strategic business plan (the "Strategic Plan") which shall be updated annually under the direction of the CEO and presented for approval by the Partnership Governance Committee pursuant to Section 6.7 no later than 90 days prior to the start of the first fiscal year covered by the updated plan.

         (b) The Strategic Plan shall establish the strategic direction of the Partnership, including plans relating to capital maintenance and enhancement, geographic expansion, acquisitions and dispositions, new product lines, technology, long-term supply and customer arrangements, internal and external financing, environmental and legal compliance, and plans, programs and policies relating to compensation and industrial relations. The Strategic Plan shall include projected income statements, balance sheets and cash flow statements, including the expected timing and amounts of capital contributions and cash distributions. The format and level of detail of each Strategic Plan shall be consistent with that of the initial Strategic Plan agreed to by the Initial Partners on or prior to the Initial Closing Date or the Strategic Plan most recently approved pursuant to Section 6.7.

         8.2     Annual Budget.

         (a) The Executive Officers of the Partnership shall prepare an Annual Budget (each, an "Annual Budget") for each fiscal year, including an Operating Budget and Capital Expenditure Budget; provided that each Annual Budget shall be consistent with the information for such fiscal year included in the Strategic Plan most recently approved pursuant to Section 6.7; and provided, further, that unless provided otherwise in the most recently approved Strategic Plan, the Annual

Budget (including any Annual Budget prepared under Section 8.2(b)) shall utilize a format and provide a level of detail consistent with the Partnership's initial Annual Budget. The Annual Budget for each year shall be submitted to the Partnership Governance Committee for approval at least 60 days prior to the start of the fiscal year covered by such budget. Each Annual Budget shall incorporate (i) a projected income statement, balance sheet and a cash flow statement, (ii) the amount of any corresponding cash deficiency or surplus and (iii) the estimated amount, if any, and expected timing for all required capital contributions. Each proposed Annual Budget shall be prepared on a basis consistent with the Partnership's financial statements.

         (b) If for any fiscal year the Partnership Governance Committee has failed to approve an updated Strategic Plan, then, subject to Section 8.5, for such year and each subsequent year prior to approval of an updated Strategic Plan, the Executive Officers of the Partnership shall prepare (and promptly furnish to the Partnership Governance Committee) the Annual Budget consistent with the projections and other information for that year included in the Strategic Plan most recently approved pursuant to Section 6.7; provided, however, that the CEO, acting in good faith, shall be entitled to modify any such Annual Budget in order to satisfy current contractual and compliance obligations and to account for other changes in circumstances resulting from the passage of time or the occurrence of events beyond the control of the Partnership; provided, further, that the CEO shall not be authorized to cause the Partnership to proceed with capital expenditures to accomplish capital enhancement projects except to the extent that such expenditures would enable the Partnership to continue or complete any such capital project reflected in the last Strategic Plan that was approved by the Partnership Governance Committee pursuant to Section 6.7.

         (c) Each "Operating Budget" shall constitute an estimate for each applicable period of all operating income, which shall include expenses required to maintain, repair and restore to good and usable condition the Partnership's assets.

         (d) Each "Capital Expenditure Budget" shall constitute an estimate for the applicable period of the capital expenditures required to (i) accomplish capital enhancement projects included in the most recently approved Strategic Plan, (ii) maintain and preserve the Partnership's assets in good operating condition and repair and (iii) achieve or maintain compliance with any HSE Law.

         8.3 Funding of Partnership Expenses. All Partnership expenses (both operating and capital expenses), regardless of whether included in any Strategic Plan or Annual Budget, shall be funded from operating cash flows or authorized borrowings under available lines of credit, unless otherwise agreed by the Partnership Governance Committee. Subject to the limitations of Sections 2.4 and 6.7(v), if applicable, to the extent that the CEO determines at any time that funds are needed to fund Partnership operations, the CEO may issue a Funding Notice to the Limited Partners calling for an additional capital contribution. The Limited Partners will take all steps necessary to cause compliance with such Funding Notice.

         8.4     Implementation of Budgets and Discretionary Expenditures by
CEO.

         (a) After a Strategic Plan and an Annual Budget have been approved by the Partnership Governance Committee (or an Annual Budget has been developed in accordance with Section

8.2(b)), the CEO will be authorized, without further action by the Partnership Governance Committee, to cause the Partnership to make expenditures consistent with such Strategic Plan and Annual Budget; provided, however, that all internal control policies and procedures, including those regarding the required authority for certain expenditures, shall have been followed.

         (b) In any emergency, the CEO or the CEO's designee shall be authorized to take such actions and to make such expenditures as may be reasonably necessary to react to the emergency, regardless of whether such expenditures have been included in an approved Strategic Plan or Annual Budget. Promptly after learning of an emergency, the CEO or such designee shall notify the Representatives of the nature of the emergency and the response that has been made, or is committed or proposed to be made, with respect to the emergency.

         8.5 Strategic Plan Deadlock. If the Partnership Governance Committee has not agreed upon and approved an updated Strategic Plan, as contemplated by Sections 6.7 and 8.1, by such date as is 12 months after the beginning of the first fiscal year that would have been covered by such plan, then the General Partners shall submit their disagreements to non-binding mediation by a Neutral. If the General Partners are unable to agree upon a mutually acceptable Neutral within 30 days after a nomination of a Neutral is made by one General Partner to the other General Partners, then such Neutral shall upon the application of any General Partner be appointed within 70 days of such nomination by the Center for Public Resources, or if such appointment is not so made promptly then promptly thereafter by the American Arbitration Association in Philadelphia, Pennsylvania, or if such appointment is not so made promptly then promptly thereafter by the senior United States District Court judge sitting in Wilmington, Delaware. The fees of the Neutral shall be paid equally by the General Partners. Within 20 days of selection of the Neutral, two persons having decision-making authority on behalf of each General Partner shall meet with the Neutral and agree upon procedures and a schedule for attempting to resolve the differences between the General Partners. They shall continue to meet thereafter on a regular basis until (i) agreement is reached by the General Partners (acting through their Representatives) on an updated Strategic Plan or (ii) at least 24 months have elapsed since the beginning of the first fiscal year that was to be covered by the first updated plan for which agreement was not reached and one General Partner shall determine and notify the other General Partners and the Neutral in writing (a "Deadlock Notice") that no agreement resolving the dispute is likely to be reached.

         8.6     Loans.

         (a) 1998 Credit Facility. Each General Partner agrees that it will use its reasonable best efforts to cause the Partnership to enter into a credit facility or facilities (whether one or more, the "1998 Credit Facility") on or prior to December 15, 1998, which 1998 Credit Facility would allow the Partnership to borrow at least $500 million aggregate principal amount (inclusive of the Bank Credit Agreement Repayment Amount but exclusive of any other portion of the 1998 Credit Facility which may be dedicated to the satisfaction of working capital needs or used for refinancing any indebtedness of the Partnership existing at such time) thereunder, notwithstanding the amount ($1.25 billion) that may be borrowed by the Partnership under its bank credit facility in existence as of the date of this Agreement. Each General Partner further agrees to cause the Partnership to draw down the Bank Credit Agreement Repayment Amount under the 1998 Credit Facility and to apply the Bank

Credit Agreement Repayment Amount to the repayment of any principal amount outstanding under the Bank Credit Agreement on or prior to December 15, 1998, and two Business Days after such repayment to cause the Partnership to draw down $419,700,000 under the Bank Credit Agreement for distribution to Occidental LP2 as provided in Section 3.1(g).

         (b) Other Loans. The Partnership Governance Committee may by Partnership Governance Committee Action authorize the CEO to cause the Partnership to borrow funds from third party lenders. No Partner shall be required, and the Partnership Governance Committee shall not be authorized to require any Partner, to guarantee or to provide other credit or financial support for any loan. Any Partner may, at its sole discretion, guarantee or provide other credit or financial support for all or any portion of any debt, including any refinancing of the Bank Credit Agreement or any uncommitted lines of credit of the Partnership, for such period of time and on such other terms as the Partner shall determine.

         (c)     Millennium Guarantee.   Millennium America, an Affiliate of
Millennium GP and Millennium LP, issued a full and unconditional guarantee (the "Millennium America Guarantee") in respect of $750 million of principal owed by the Partnership pursuant to the Bank Credit Agreement, together with interest thereon, as set forth in the Bank Credit Agreement. Millennium America (or its successors or assigns) shall maintain the Millennium America Guarantee in full force and effect in respect of $750 million of principal, together with interest thereon, under the Bank Credit Agreement or any refinancings thereof (including, without limitation, any further refinancings of such refinancings) indefinitely; provided, however, that Millennium America may terminate the Millennium America Guarantee at any time on or after the seventh anniversary of the Initial Closing Date if, and only if: (i) the Partnership's ratio of Total Indebtedness to Total Capitalization is, as of the end of the most recently completed fiscal quarter of the Partnership lower than such ratio as of December 31, 1998, (ii) the Partnership's ratio of EBITDA to Net Interest for the most recent 12 month period is at least 105% of such ratio for the 12 month period ending December 31, 1998, (iii) the Partnership is not then in default in the payment of principal of, or interest on, any indebtedness for borrowed money in excess of $15 million and (iv) the Partnership is not then in default in respect of any covenants relating to any indebtedness for borrowed money if the effect of any such default shall be to accelerate, or to permit the holder or obligee of such indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without the giving of notice or lapse of time or both), such indebtedness in an aggregate amount in excess of $50 million; provided, further, that if Millennium GP and Millennium LP sell all of their respective interests in the Partnership, or if Millennium Petrochemicals Inc. sells all of its equity interests in both Millennium GP and Millennium LP, in each case to an unaffiliated third party (or parties) at any time in accordance with the terms of this Agreement, Millennium America may terminate the Millennium America Guarantee if, at the time of such sale or at the time of such termination, (A) the Partnership has an "investment grade" credit rating issued by Moody's Investor Service Inc. or Standard & Poor's Corporation (or, if the Partnership has no rated indebtedness outstanding at such time, Millennium America demonstrates to the reasonable satisfaction of the Partnership that the Partnership could obtain such an "investment grade" credit rating), or (B) the fair market value of the Partnership's assets is at least 140% of the gross amount of its liabilities. For purposes of this paragraph
(c), "EBITDA" means, with respect to any period, operating income before interest, taxes, depreciation and amortization, as determined in accordance with GAAP; "Net Interest" means, with respect to any period, (i) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated income statement of the Partnership and all other Persons with which the Partnership's financial statements are to be consolidated in accordance with GAAP for the relevant period ended on such date less (ii) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest income" (or any like caption) on such consolidated income statement; "Total Indebtedness" means at the time of determination all indebtedness of the Partnership and its subsidiaries on a consolidated basis, as determined in accordance with GAAP; "Total Capitalization" means, at the time of determination, the sum of Total Indebtedness plus the partner's equity reflected on a balance sheet of the Partnership prepared in accordance with GAAP.


                                   SECTION 9
                               RIGHTS OF PARTNERS

         9.1     Delegation and Contracts with Related Parties.

         (a) The Partners acknowledge that the General Partners (acting through the Partnership Governance Committee) are permitted to delegate responsibility for day-to-day operations of the Partnership to officers and employees of the Partnership.

         (b) Upon receipt of any required approval by the Partnership Governance Committee (including, as applicable, any approval required by Section 6.8), all contracts and transactions between the Partnership and a Partner or its Affiliates shall be deemed to be entered into on an arm's-length basis and to be subject to ordinary contract and commercial law, without any other duties or rights being implied by reason of a Partner being a Partner or by reason of any provision of this Agreement or the existence of the Partnership.

         9.2 General Authority. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of each of the General Partners as set forth in this Agreement. In no event shall any Person dealing with any General Partner or such General Partner's representatives with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner's representatives; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner's representatives with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or the General Partner's representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. Nothing in this Section 9.2 shall be deemed to be a waiver or release of any General Partner's obligations to the other Partners as set forth elsewhere in this Agreement.

         9.3 Limitation on Fiduciary Duty; Non-Competition; Right of First Opportunity.

         (a) Each Partner (directly or through its Affiliates) is a sophisticated party possessing extensive knowledge of and experience relating to, and is actively engaged in, significant businesses in addition to its Contributed Businesses, has been represented by legal counsel, is capable of evaluating and has thoroughly considered the merits, risks and consequences of the provisions of this Section 9.3 and is agreeing to such provision knowingly and advisedly. The liability of each of the General Partners (including any liability of its Affiliates or its and their respective officers, directors, agents and employees) or of any Limited Partner (including any liability of its Affiliates or its and their respective officers, agents, directors and employees), either to the Partnership or to any other Partner, for any act or omission by such Partner in its capacity as a partner of the Partnership that is imposed by such Partner's status as a "general partner" or "limited partner" (as such terms are used in the Act) of a limited partnership is hereby eliminated, waived and limited to the fullest extent permitted by law; provided, however, that each General Partner shall at all times owe to the other General Partners a fiduciary duty in observing the requirement described in Section 6.7 that two or more Representatives of Lyondell GP, two or more Representatives of Millennium GP and two or more Representatives of Occidental GP shall be required to give their approval before the Partnership may
undertake any of the actions listed in Section 6.7.   Nothing in this
subsection shall relieve any Partner from liability for any breach of this Agreement and each General Partner shall at all times owe to the other General Partners a duty to act in good faith with respect to all matters involving the Partnership.

         (b) Except as set forth in Section 9.3(c), each Partner's Affiliates shall be free to engage in or possess an interest in any other business of any type, including any business in direct competition with the Partnership, and to avail itself of any business opportunity available to it without having to offer the Partnership or any Partner the opportunity to participate in such business. Except as set forth in Section 9.3(c), it is expressly agreed that the legal doctrine of "corporate or business opportunities" sometimes applied to a Person deemed to be subject to fiduciary or other similar duties so as to prevent such Persons from engaging in or enjoying the benefits of certain additional business opportunities shall not be applied in the case of any investment, acquisition, business, activity or operation of any Partner's Affiliates.

         (c)     (i)      If a Partner's Affiliate desires to initiate or
         pursue an opportunity to undertake, engage in, acquire or invest in a Related Business by investing in or acquiring a Person whose business is a Related Business, acquiring assets of a Related Business, or otherwise engaging in or undertaking a Related Business (a "Business Opportunity"), such Partner or its Affiliate (such Partner, together with its Affiliates, being called the "Proposing Partner") shall offer the Partnership the Business Opportunity on the terms set forth in
         Section 9.3(c)(ii).

                 (ii) When a Proposing Partner offers a Business Opportunity to the Partnership, the Partnership shall elect to do one of the following within a reasonably prompt period:

                 (A) acquire or undertake the Business Opportunity for the benefit of the Partnership as a whole, at the cost, expense and benefit of the Partnership; provided, however, that, if the Partnership ceases to actively pursue such opportunity for any reason, then the Proposing Partner will be entitled to proceed under clause
                          (B) below; or

                 (B) permit the Proposing Partner to acquire or undertake the Business Opportunity for its own benefit and account without any duty to the Partnership or the other Partners with respect thereto; provided, however, that if the Business Opportunity is in direct competition with the then existing business of the Partnership (a "Competing Opportunity"), then the Proposing Partner and the Partnership shall, if either so elects, seek to negotiate and implement an arrangement whereby the Partnership would either (i) acquire or undertake the Competing Opportunity at the sole cost, expense and benefit of the Proposing Partner under a mutually acceptable arrangement whereby the Competing Opportunity is treated as a separate business within the Partnership with the costs, expenses and benefits related thereto being borne and enjoyed solely by the Proposing Partner, or
                          (ii) enter into a management agreement with the Proposing Partner to manage the Competing Opportunity on behalf of the Proposing Partner on terms and conditions mutually acceptable to the Proposing Partner and the Partnership. If the Partnership and the Proposing Partner do not reach agreement as to such arrangement, the Proposing Partner may acquire or undertake the Competing Opportunity for its own benefit and account without any duty to the Partnership or the other Partners with respect thereto.

         (d) Notwithstanding the provisions of Section 9.3(c)(ii), (i) if the Business Opportunity constitutes less than 25% (based on annual revenues for the most recently completed fiscal year) of an acquisition of or investment in assets, activities, operations or businesses that is not otherwise a Related Business, then a Proposing Partner may acquire or invest in such Business Opportunity without first offering it to the Partnership; provided, that, after completion of the acquisition or investment thereof, such Proposing Partner must offer the Business Opportunity to the Partnership pursuant to the terms of
Section 9.3(c)(ii); and if the Partnership elects option (A) of Section 9.3(c)(ii) with respect thereto, the Business Opportunity shall be acquired by the Partnership at its fair market value as of the date of such acquisition and
(ii) if the Business Opportunity is (A) part of an integrated project, a substantial element of which is the development, exploration, production and/or sale of oil or gas reserves and (B) located in a country other than the United States, Canada or Mexico then such Partner or its Affiliate may acquire or invest in such Business Opportunity without first offering it to the Partnership; provided, that subject to any requisite consents and approvals from third parties or governmental authorities, the Partner or its Affiliate will use commercially reasonable efforts to include the Partnership to the maximum extent practicable in such integrated project with respect to the Business Opportunity portion of the project.

         (e) Notwithstanding the provisions of Section 9.3(c), any direct or indirect expansion by LYONDELL-CITGO Refining Company Ltd. of its aromatics business shall not be deemed to constitute a Business Opportunity for purposes of Section 9.3(c).

         (f) If (i) the Partnership is presented with an opportunity to acquire or undertake a Business Opportunity (other than pursuant to Section 9.3(c)) that it determines not to acquire or undertake and (ii) the Representatives of one or two General Partners, but not the other General Partner(s), desire that the Partnership acquire or undertake such Business Opportunity, then the Partnership shall permit such General Partner(s) and its or their respective Affiliates to acquire or undertake such Business Opportunity (or in the event two of the General Partners desire to so undertake, then, as between those two General Partners and their respective Affiliates, the Business Opportunity may be pursued or acquired either jointly or independently and Section 9.3(c)(ii)(B) shall be deemed to be applicable thereto to the same extent as if such General Partner(s) and its or their respective Affiliates were a Proposing Partner with respect to such Business Opportunity.

         9.4     Limited Partners.

         (a) No Limited Partner shall take part in the management or control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise to bind the Partnership.

         (b) Each Limited Partner shall have the rights with respect to the Partnership's books and records as set forth in Section 5.3.

         9.5 Partner Covenants. Each Partner covenants and agrees with the Partnership and with the other Partners as follows:

                 (i) It shall not exercise, or purport or attempt to exercise, its authority to withdraw, retire, resign, or assert that it has been expelled from the Partnership;

                 (ii) It shall not do any act that would make it impossible or impracticable to carry on the Partnership's business; and

                 (iii) It shall not act or purport or attempt to act in a manner inconsistent with any act of a General Partner acting pursuant to the Partnership Governance Committee or in a manner contrary to the agreements of the Partners set forth in this Agreement;

provided, that, nothing in this Section 9.5 shall be deemed to waive its rights under Sections 10, 11 or 12.

         9.6 Special Purpose Entities. Each Partner covenants and agrees that (i) its business shall be restricted solely to the holding of its Units and the doing of things necessary or incidental in connection therewith (including, without limitation, the exercise of its rights and powers under this Agreement), and (ii) it shall not own any assets, incur any liabilities or engage, participate or invest in any business outside the scope of such business; provided, however, that this Section 9.6 shall not be binding upon
(a) Millennium Petrochemicals Inc., a Virginia corporation, or its successors by operation of law to the extent that any Units shall be Transferred to it in accordance with Section 10.6 or (b) at its option, any Wholly Owned Affiliate of any Partner to whom Units shall be Transferred pursuant to Section 10.6 if, at the date of such Transfer, such Wholly Owned Affiliate shall have a consolidated net worth, as determined in accordance with GAAP, of at least $50 million. Notwithstanding the foregoing provisions of this Section 9.6, this Section 9.6 shall not prohibit any Partner from incurring debt payable to its Parent or an Affiliate so long such debt is permitted under
Section 2.4 of the Parent Agreement.


                                   SECTION 10
                             TRANSFERS AND PLEDGES

         10.1 Restrictions on Transfer and Prohibition on Pledge. Except pursuant to Section 11 or the procedures described below in this Section, a Partner shall not, in any transaction or series of transactions, directly or indirectly Transfer all or any part of its Units. A Partner shall not, in any transaction or series of transactions, directly or indirectly Pledge all or any part of its Units or its interest in the Partnership. Neither the term "Transfer" nor the term "Pledge," however, shall include an assignment by a Partner of such Partner's right to receive distributions from the Partnership so long as such assignment does not purport to assign any right of such Partner to participate in or manage the affairs of the Partnership, to receive any information or accounting of the affairs of the Partnership, or to inspect the books or records of the Partnership or any other right of a Partner pursuant to this Agreement or the Act. Any attempt by a Partner to Transfer or Pledge all or a portion of its Units in violation of this Agreement shall be void ab initio and shall not be effective to Transfer or Pledge such Units or any
portion thereof.   Subject to any applicable restrictions imposed by the
Amended and Restated Parent Agreement, nothing in this Agreement shall prevent the Transfer or Pledge by the owner thereof of any capital stock, equity ownership interests or other security of a Partner or any Affiliate of a Partner.

         10.2    Right of First Option.

         (a) Except as set forth in Section 10.6, without the consent of all of the General Partners, no Partner may Transfer less than all of its Units and no Partner may Transfer its Units for consideration other than cash. Any Limited Partner (or Limited Partners, if there are Affiliated Limited Partners) and its (or their) Affiliated General Partner desiring to Transfer all of their Units (together, the "Selling Partners") shall give written notice (the "Initial Notice") to the Partnership and the other Partners (the "Offeree Partners") stating that the Selling Partners desire to Transfer their Units and stating the cash purchase price and all other terms on which they are willing to sell (the "Offer Terms"). Delivery of an Initial Notice shall constitute the irrevocable offer of the Selling Partners to sell their Units to the Offeree Partners hereunder.

         (b) The Offeree Partners shall have the option, exercisable by delivering written notice (the "Acceptance Notice") of such exercise to the Selling Partners within 45 days of the date of the Initial Notice, to elect to purchase all of the Units of the Selling Partners on the Offer Terms described in the Initial Notice. If all of the Offeree Partners deliver an Acceptance Notice, then all of the Units shall be transferred to the Offeree Partners on a pro rata basis (based on the ratio of the number of Units owned by each Offeree Partner delivering an Acceptance Notice to the number of Units owned by all Offeree Partners delivering an Acceptance Notice or on any other basis that shall be mutually agreed upon between the Offeree Partners delivering an Acceptance Notice). If less than all of the Offeree Partners deliver an Acceptance Notice, the Selling Partners shall give written notice thereof (the "Additional Notice") to the Offeree Partners electing to purchase, and such Offeree Partners shall have the option, exercisable by delivery of an Acceptance Notice of such exercise to the Selling Partners within 15 days of such Additional Notice, to purchase all of the Units, including the Units it had not previously elected to purchase; provided, however, that any election by an Offeree Partner not to purchase all such Units shall be deemed a rescission of such Offeree Partner's original Acceptance Notice and an election not to purchase any of the Units of the Selling Partners. The Acceptance Notice shall set a date for closing the purchase, such date to be not less than 30 nor more than 90 days after delivery of the Acceptance Notice; provided that such time period shall be subject to extension as reasonably necessary (up to a maximum of an additional 120 days after such 90 day period) in order to comply with any applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act. The closing shall be held at the Partnership's offices. The purchase price for the Selling Partners' Units shall be paid in cash delivered at the closing. The purchase shall be consummated by appropriate and customary documentation (including the giving of representations and warranties substantially similar to those set forth in Sections 2.1 through 2.3 of the Second Master Transaction Agreement).

         (c) If none of the Offeree Partners elect to purchase the Selling Partners' Units within 45 days after the receipt of the Initial Notice, the Selling Partners shall have a further 180 days during which they may, subject to Sections 10.2(d) and (e), consummate the sale of their Units to a third party purchaser at a purchase price and on such other terms that are no more favorable to such purchaser than the Offer Terms. If the sale is not completed within such further 180-day period, the Initial Notice shall be deemed to have expired and a new notice and offer shall be required before the Selling Partners may make any Transfer of their Units.

         (d) Before the Selling Partners may consummate a Transfer of their Units to a third party in accordance with this Agreement, the Selling Partners shall demonstrate to the Offeree Partners that the Person willing to serve as the proposed purchaser's guarantor under the agreement contemplated by Section 10.2(e)(vi) has outstanding indebtedness that is rated investment grade by Moody's Investors Service, Inc. and Standard & Poor's Corporation, or if such Person has no rated indebtedness outstanding, such Person shall provide an opinion from a nationally recognized investment banking firm that such Person could be reasonably expected to obtain such ratings.

         (e) Notwithstanding the foregoing provisions of this Section 10.2, a Partner may Transfer its Units (other than pursuant to Section 10.6) only if all of the following occur:

                 (i) The Transfer is accomplished in a non-public offering in compliance with, and exempt from, the registration and qualification requirements of all federal and state securities laws and regulations.

                 (ii) The Transfer does not cause a default under any material contract to which the Partnership is a party or by which the Partnership or any of its properties is bound.

                 (iii) The transferee executes an appropriate agreement to be bound by this Agreement.

                 (iv) The transferor and/or transferee bears all reasonable costs incurred by the Partnership in connection with the Transfer.

                 (v) The business and activities of the transferee comply with Section 9.6.

                 (vi) The guarantor of the transferee satisfies the criteria set forth in Section 10.2(d) and delivers an agreement to the ultimate parent entity of the Offeree Partners and to the Partnership, substantially in the form of the Amended and Restated Parent Agreement.

                 (vii) The proposed transferor is not in default in the timely performance of any of its material obligations to the Partnership.

                 (viii)   The provisions of Section 10.3 are satisfied.

         10.3 Inclusion of General or Limited Partner Units. No Limited Partner may Transfer its Units to any Person (other than in accordance with Section 10.6) unless the Units of its General Partner Affiliate and its Limited Partner Affiliate or Affiliates (if any) are simultaneously transferred to such Person or a Wholly Owned Affiliate of such Person. No General Partner may transfer its Units to any Person (other than a Wholly Owned Affiliate of such Partner) unless the Units of its Affiliated Limited Partner (or Limited Partners, if more than one) are simultaneously transferred to such Person or a Wholly Owned Subsidiary of such Person.

         10.4 Rights of Transferee. Upon consummation of a Transfer in accordance with Section 10.2, the transferee or transferees shall immediately, and without any further action of any Person, become (i) a Substitute Limited Partner if and to the extent Limited Partner Units are transferred and (ii) a Substitute General Partner, if and to the extent General Partner Units are transferred.

         10.5 Effective Date of Transfer. Each Transfer shall become effective as of the first day of the calendar month following the calendar month during which the Partnership Governance Committee approves such Transfer and receives a copy of the instrument of assignment and all such certificates and documents of the character described in Section 10.2, which the Partnership Governance Committee may reasonably request.

         10.6 Transfer to Wholly Owned Affiliate. Without the need for the consent of any Person (subject to the provisions contained in this Section 10.6):

         (a) any Partner may Transfer its Units to any Wholly Owned Affiliate of such Partner (other than the Partner that is its Affiliate), provided the transferee executes an instrument reasonably satisfactory to all of the General Partners accepting the terms and provisions of this Agreement (except as may be provided in Section 9.6). Upon consummation of a Transfer in accordance with this Section 10.6(a), the transferee shall immediately, and without any further action of any Person, become (i) a Substitute Limited Partner if and to the extent Limited Partner Units are transferred and (ii) a Substitute General Partner, if and to the extent General Partner Units are transferred; and

         (b) any Limited Partner may, at its option and at any time, (i) Transfer up to 99% of its Limited Partner Units to its Affiliated General Partner, whereupon such Limited Partner Units shall, without any further action, become General Partner Units or (ii) Transfer all of the Limited Partner Units held by such Limited Partner to its Affiliated Limited Partner. Promptly following any Transfer of Limited Partner Units in accordance with this Section 10.6(b), each Partner shall take such actions and execute such instruments or documents (including, without limitation, amendments to this Agreement or supplemental agreements hereto) as may be reasonably necessary to ensure that each Affiliated Partner Group shall, taken as a whole and following such Transfer, maintain all of its rights under this Agreement as in effect immediately prior to such Transfer (including, without limitation, the portion of Available Net Operating Cash distributable to such Affiliated Partner Group).

         10.7 Invalid Transfer. No Transfer of Units which is in violation of this Section 10 shall be valid or effective, and the Partnership shall not recognize the same for the purposes of making any allocation or distribution.


                                   SECTION 11
                                    DEFAULT

         11.1    Default.

         (a) Each of the following events shall constitute a "Default" and create the rights provided for in this Section 11 in favor of the Partnership and the Non-Defaulting Partners against the Defaulting Partners:

                 (i) the failure by a Partner to make any contribution to the Partnership as required pursuant to this Agreement (other than pursuant to the Contribution Agreement), which failure continues for at least five Business Days from the date that the Partner is notified such contribution is overdue;

                 (ii) in the case of each of Lyondell GP and Lyondell LP, the failure to pay principal, when due, on the Lyondell Note, which failure continues for at least five Business Days from the date such payment is due; or

                 (iii) the withdrawal, retirement, resignation or dissolution of a Partner (other than in connection with a Transfer of all of a Partner's Units in accordance with this Agreement); or the Bankruptcy of a Partner or its Guarantor.

         (b) The day upon which the Default commences or occurs (or if the Default is subject to a cure period and is not timely cured, then the day following the end of the applicable cure period) shall be the "Default Date." Without prejudice to a Partner's (or any of its Affiliates') rights to seek temporary or preliminary judicial relief, prior to any such Default Date all rights and obligations of the Partners under this Agreement shall remain in full force and effect.

         11.2 Remedies for Default. Provided that there shall be no duplication of remedies, without prejudice to any right to pursue independently and at any time, including simultaneously, any other remedy it may have under law, including the right to seek to recover Damages, or equity, each Non-Defaulting Affiliated Partner Group in its sole discretion may elect to pursue the following remedies:

         (a) At any time prior to the expiration of 60 days from the Default Date, each Non-Defaulting Affiliated Partner Group may elect to purchase its pro rata share (based on the ratio of the number of Units owned by such Partners to the number of Units owned by all Non-Defaulting Partners electing to purchase) of the Units of the Defaulting Partners as described in
Section 11.3; provided, however, that within 10 days after the determination of the Fair Market Value, either Non-Defaulting Affiliated Partner Group may withdraw its election. If a Non-Defaulting Affiliated Partner Group withdraws its election to purchase after the determination of Fair Market Value, and the other Non- Defaulting Affiliated Partner Group has elected and not so withdrawn, the withdrawing Affiliated Partner Group shall provide notice within 5 days of its withdrawal to such other Affiliated Partner Group. At any time prior to the expiration of 10 days from receipt of such notice, the Affiliated Partner Group receiving such notice may elect to purchase the Units as to which the election to purchase has been withdrawn. If on the later to occur of (i) a Non-Defaulting Affiliated Partner Group's withdrawal of its election to purchase or (ii) the expiration of 10 days from receipt of the notice provided for in the foregoing sentence, no election to purchase is in effect with respect to all of the Units of the Defaulting Partners, then each Non-Defaulting Partner Affiliated Partner Group shall have an additional 30 days from such time to elect an alternative remedy under Section 11.2(b) below; and

         (b) At any time prior to the expiration of 60 days from the Default Date (or if any Non-Defaulting Affiliated Partner Group initially elected to pursue its remedy under Section 11.2(a) above and no elections to purchase all Units of the Defaulting Partners are made and not withdrawn, at any time within the 30 days following the last applicable waiting period under
Section 11.2(a)), any Non-Defaulting Affiliated Partner Group may elect to effect a liquidation of the Partnership under Section 11.4 and thereby cause the Partnership to dissolve under Section 12.1(iv).

         11.3    Purchase of Defaulting Partners' Units.

         (a) Upon any election pursuant to Section 11.2(a), the purchase price that such Non-Defaulting Partners shall pay, in the aggregate, to the Defaulting Partners for their Units shall be an amount equal to (i) the amount that the Defaulting Partners would receive in a liquidation (assuming that any sale under Section 12.2 were for an amount equal to the Fair Market Value, without giving effect to any Damages) reduced by (ii) the unrecovered Damages attributable to the Default by the Defaulting Partners.

         (b) If the Non-Defaulting Partners have a right to purchase the Units of the Defaulting Partners, any Non-Defaulting Partner may first seek a determination of Fair Market Value by delivering notice in writing to the Defaulting Partners. Each such Non-Defaulting Affiliated Partner Group shall have 10 days from the final determination of Fair Market Value (or if purchasing pursuant to the withdrawal of election to purchase, 10 days from receipt of notice as provided in

Section 11.2(b)) to elect to purchase its share of the Defaulting Partner Units by delivering notice of such election in writing, and the purchase shall be consummated prior to the expiration of 60 days from the date such notice is delivered; provided that, such time period shall be subject to extension as reasonably necessary (up to a maximum of an additional 120 days after such 60 day period) in order to comply with any applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act.

         (c) The purchase price so determined shall be payable in cash at a closing held at the Partnership's offices. The purchase shall be consummated by appropriate and customary documentation (including the giving of representations and warranties substantially similar to those set forth in Sections 2.1 through 2.4 of the Second Master Transaction Agreement) as soon as practicable and in any event within the applicable time period specified in subsection (b).

         (d) The Non-Defaulting Partners may assign, in whole or in part, their right to purchase the Units of the Defaulting Partners to one or more third parties without the consent of any Partner hereunder.

         (e) If Units are transferred in accordance with this Section 11.3, whether to the Non-Defaulting Partners or a third party (under subsection (d) above), upon the consummation of such Transfer, each such transferee shall immediately, and without any further action on the part of any Person, become
(i) a Substitute Limited Partner if and to the extent that Limited Partner Units were transferred to such Person and (ii) a Substitute General Partner if and to the extent that General Partner Units were transferred to such Person.

         11.4 Liquidation. Upon any election pursuant to Section 11.2(b), any Non-Defaulting Partner shall have the right to elect to dissolve and liquidate the Partnership pursuant to the procedures in Section 12.1(iv) (such procedures constituting a "Liquidation"); provided, however, that any amount payable to the Defaulting Partners in such Liquidation pursuant to Section 12.2 shall be reduced by, without duplication, any unrecovered Damages incurred by the Non-Defaulting Partners and the Non-Defaulting Partners' Percentage Interest of any unrecovered Damages incurred by the Partnership in connection with the Default. The Non-Defaulting Partner shall deliver notice of such election to dissolve and liquidate in writing to the Partnership and the other Partners.

         11.5 Certain Consequences of Default. Notwithstanding any other provision of this Agreement, commencing on the Default Date and (i) prior to the Non-Defaulting Partners' collection of Damages through the exercise of its legal remedies or otherwise, or (ii) while the Non-Defaulting Partners are pursuing their remedies under Section 11.2(a) or (b), the Representatives of the Defaulting General Partner shall not have any voting or decisional rights with respect to matters requiring Partnership Governance Committee Action, and such matters shall be determined solely by the Representatives of the Non-Defaulting General Partners; provided, however, that the foregoing loss of voting and decisional rights shall not occur as a result of a Default caused solely by the Bankruptcy of a Partner or a Guarantor described in Section 11.1(a)(iii); and provided further, that in the case of a Default under Section 11.1(a)(i) or (ii), the foregoing loss of voting and decisional rights shall not apply to those voting and decisional rights contained in Sections 6.7(i),
(x), (xvi) or (xviii) of this Agreement, which rights shall continue in full force and effect at all times.

                                   SECTION 12
                    DISSOLUTION, LIQUIDATION AND TERMINATION

         12.1 Dissolution and Termination. As long as there is at least one other General Partner (who is hereby authorized in such event to conduct the business of the Partnership without dissolution), the withdrawal, retirement, resignation, dissolution or Bankruptcy of a General Partner shall not dissolve the Partnership, but rather shall be a Default covered by Section 11. The Partnership shall be dissolved upon the happening of any one of the following events:

                 (i) the written determination of all General Partners to dissolve the Partnership;

                 (ii)     the entry of a judicial decree of dissolution;

                 (iii) any other act or event which results in the dissolution of a limited partnership under the Act (except as provided in the first sentence of this Section 12.1);

                 (iv) the election of a Non-Defaulting Affiliated Partner Group to effect a dissolution of the Partnership under Section 11.4; or

                 (v) after the delivery of a Deadlock Notice by a General Partner pursuant to Section 8.5, the written determination by any General Partner to dissolve the Partnership.

         12.2    Procedures Upon Dissolution.

         (a) General. If the Partnership dissolves, it shall commence winding up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 12. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

         (b) Control of Winding Up. The winding up of the Partnership shall be conducted under the direction of the Partnership Governance Committee; provided, however, that if the dissolution is caused by entry of a decree of judicial dissolution, the winding up shall be carried out in accordance with such decree.

         (c) Manner of Winding Up. Unless the provisions of Section 12.2(e) apply, the Partnership shall attempt to sell all property and apply the proceeds therefrom in accordance with this Section 12.2(c) and Section 12.2(d) below. Upon dissolution of the Partnership, the Partnership Governance Committee shall determine the time, manner and terms of any sale or sales of Partnership property pursuant to such winding up, consistent with its duties and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Except as otherwise agreed by the Partners, no distributions will be made in kind to any Partner without the consent of each Partner.

         (d) Application of Assets. In the case of a dissolution and winding-up of the Partnership, the Partnership's assets shall be applied as follows:

                 (i) First, to satisfaction of the liabilities of the Partnership owing to creditors (including Partners and Affiliates of Partners who are creditors), whether by payment or reasonable provision for payment. Any reserves created to make any such provision for payment may be paid over by the Partnership to an independent escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent, conditional or unmatured liabilities or obligations, and, at the expiration of such period as the Partnership Governance Committee may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in subsection (d)(ii) below.

                 (ii) Second, after all allocations of Profits or Losses and other items pursuant to Section 4, to the Partners in accordance with the balances in their Capital Accounts. Any Partner that then has a deficit in its Capital Account shall contribute cash in the amount necessary to eliminate such deficit. Such contributions shall be made within 90 days after the date in which all undistributed assets of the Partnership have been converted to cash.

                 (iii) Notwithstanding the foregoing, if any Partner shall be indebted to the Partnership, then until payment in full of the principal of and accrued but unpaid interest on such indebtedness, regardless of the stated maturity or maturities thereof, the Partnership shall retain such Partner's distributive share of Partnership property and apply such sums to the liquidation of such indebtedness and the cost of operation of such Partnership property during the period of such liquidation.

         (e) Division of Assets upon Deadlock. If dissolution occurs pursuant to Section 12.1(v), then the provisions of this Section 12.2(e) shall, if elected by any Partner, apply in lieu of the provisions of Section 12.2(c), but subject to the provisions of Section 12.2(d)(ii). In such event, the Partnership properties shall be divided and distributed in kind to the Partners in accordance with the provisions of Appendix E.

         12.3 Termination of the Partnership. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership assets, the Partnership's affairs shall terminate and the Partnership shall cause to be executed and filed a Certificate of Cancellation of the Partnership's Certificate of Limited Partnership pursuant to the Act, as well as any and all other documents required to effectuate the termination of the Partnership.

         12.4 Asset and Liability Statement. Within a reasonable time following the completion of the winding-up and liquidation of the Partnership's business, the Partnership Governance Committee shall supply to each of the Partners a statement (which may be unaudited) which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, and each Partner's pro rata portion of distributions pursuant to Section 12.2.

                                   SECTION 13
                                 MISCELLANEOUS

         13.1    Confidentiality and Use of Information.

         (a) Except as provided in subsection (c) or (d) hereof, each Partner shall, and shall cause each of its Affiliates and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, "Related Persons") to, keep secret, retain in strictest confidence, and not distribute, disseminate or disclose any and all Confidential Information except to (i) the Partnership and its officers and employees, (ii) any lender to the Partnership or (iii) any Partner or any of their respective Affiliates or other Related Persons on a "need to know" basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, and such Partner disclosing Confidential Information pursuant to this Section 13.1(a) shall use, and shall cause its Affiliates and other Related Persons to use, such Confidential Information only for the benefit of the Partnership in conducting the Partnership's business or for any other specific purposes for which it was disclosed to such party; provided that the disclosure of financial statements of, or other information relating to the Partnership shall not be deemed to be the disclosure of Confidential Information (y) to the extent that any Partner (or its ultimate parent entity) deems it necessary, appropriate or customary pursuant to law, regulation or stock exchange rule (in the reasonable good faith judgment of such parent entity) to disclose such information in or in connection with filings with the SEC, press releases disseminated to the financial community, presentations to lenders, presentations to ratings agencies or information disclosed to similar audiences or (z) to the extent that in order to sustain a position taken for tax purposes, any Partner deems it necessary and appropriate to disclose such financial statements or other information. All Confidential Information disclosed in connection with the Partnership or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure unless such property has been transferred to the Partnership pursuant to a Contribution Agreement.

                 (b) No Confidential Information regarding the plans or operations of any Partner or any Affiliate thereof received or acquired by or disclosed to any unaffiliated Partner or Affiliate thereof in the course of the conduct of Partnership business, or otherwise as a result of the existence of the Partnership, may be used by such unaffiliated Partner or Affiliate thereof for any purpose other than for the benefit of the Partnership in conducting the Partnership Business. The Partnership and each Partner shall have the affirmative obligation to take all necessary steps to prevent the disclosure to any Partner or Affiliate thereof of information regarding the plans or operations of such Partner and its Affiliates in markets and areas unrelated to the business of the Partnership in which any other Partner and their respective Affiliates compete.

                 (c) In the event that any Partner is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that such Partner prior to disclosure will provide the Partnership Governance Committee (and, if such Confidential Information concerns another Partner, such Partner) with prompt notice of such request(s) so that the Partnership Governance Committee (or such other Partner) may seek an appropriate protective order or other appropriate remedy and/or waive the Partner's compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or that the Partnership Governance Committee (and, if such Confidential Information concerns another Partner, such Partner) grants a waiver hereunder, the Partner required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Partner's counsel, such Partner is legally compelled to disclose, and such Partner will exercise its commercially reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

                 (d) Any Partner may disclose Confidential Information to a third party who requires such Confidential Information for the purpose of evaluating a possible purchase of such Partner's Units in accordance with
Section 10; provided, however, that such third party shall be informed by such Partner of the confidential nature of the information and the existence of this
Section 13.1 and prior to any disclosure shall execute a written confidentiality agreement with such Partner substantially identical in scope to this Section and providing that such confidentiality agreement is also made for the benefit of the Partnership and each of the other Partners.

                 (e) The Partners and their Affiliates shall consult with each other on an ongoing basis with respect to disclosures regarding the Partnership and its business and affairs permitted under Section 13.1(a)(y).

         13.2    Indemnification.

         (a) Indemnification by Partnership. The Partnership agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless each Partner, its Affiliates and their respective officers, directors and employees from, against and in respect of any Liability which such Indemnified Person may sustain, incur or assume as a result of, or relative to, a Third Party Claim arising out of or in connection with the business, property or affairs of the Partnership, except to the extent that it is Finally Determined that such Third Party Claim arose out of or was related to actions or omissions of the indemnified Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting a breach of this Agreement or any Related Agreement. The Partnership shall periodically reimburse or advance to any Person entitled to indemnity under this subsection (a) its legal and other expenses incurred in connection with defending any claim with respect to such Liability if such Person shall agree to reimburse promptly the Partnership for such amounts if it is finally determined that such Person was not entitled to indemnity hereunder. Nothing in this Section 13.2(a) is intended to, nor shall it, affect or take precedence over the indemnity provisions contained in any Related Agreement.

         (b) Partner's Right of Contribution. Each Partner hereby agrees, to the fullest extent permitted by law, to indemnify, defend and hold harmless the other Partners, their Affiliates and their respective officers, directors and employees from and against the indemnifying Partner's Percentage Interest (calculated at the time any such Liability was incurred) of any Liability that such Indemnified Person may sustain, incur or assume as a result of or relating to any Third Party Claim arising out of or in connection with the business, property or affairs of the Partnership; provided, however, that such indemnified Partner, its Affiliates and their respective officers, directors and employees shall not be entitled to indemnity under this subsection (b) to the extent that it is Finally Determined that such

Third Party Claim arose out of or was related to actions or omissions of the indemnified Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) constituting a breach of this Agreement or any Related Agreement; provided, further, that such indemnified Partner, its Affiliates and their respective officers, directors and employees shall not be entitled to indemnity under this subsection (b) unless (x) the indemnified Partner shall first make a written demand for indemnification from the Partnership in accordance with subsection (a) above and subsection (c) below and the Partnership shall fail to satisfy such demand in a manner reasonably satisfactory to the indemnified Partner within 60 days of such notice or (y) the Partnership is insolvent or otherwise unable to satisfy its obligations. The indemnifying Partner shall periodically reimburse any Person entitled to indemnity under this subsection (b) for its legal and other expenses incurred in connection with defending any claim with respect to such Liability if such Person shall agree to reimburse promptly the indemnifying Partner for such amounts if it is Finally Determined that such Person was not entitled to indemnity hereunder.

         (c) Procedures. Promptly after receipt by a Person entitled to indemnification under subsection (a) or (b) (an "Indemnified Party") of notice of any pending or threatened claim against it (a "Claim"), such Indemnified Party shall give prompt written notice (including copies of all papers served with respect to such claim) to the party to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof, which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby. In case any Claim that is subject to indemnification under subsection (a) shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, by making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, provided that the Indemnifying Party will give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the

Indemnified Party, which shall not be unreasonably withheld. The Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder) shall reimburse the Indemnified Party for its reasonable out of pocket costs incurred with respect to such cooperation.

                 If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of this subparagraph (c), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to this subparagraph (c) but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                 Notwithstanding the other provisions of this Section 13.2, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 13.2 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section
13.2 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute.

                 After it has been determined, by acknowledgment, agreement, or ruling of court of Legal Requirements, that an Indemnifying Party is liable to the Indemnified Party under this Section 13.2(c), the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Liability within ten business days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Liability but only to the extent actually paid or suffered by the Indemnified Party.

         (d) Survival. The indemnities contained in this Section shall survive the termination and liquidation of the Partnership.

         (e) Subrogation. In the event of any payment by or on behalf of an Indemnifying Party to an Indemnified Party in connection with any Liability, the Indemnifying Party (or any guarantor who made such payment) shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party (not including the Partnership) relating to such event or indemnification. The Indemnified Party shall cooperate with the Indemnifying Party (or such guarantor) in any reasonable manner in prosecuting any subrogated claim.

         (f) Nothing in this Agreement shall be deemed to limit the Partnership's power to indemnify its officers, employees, agents or any other person, to the fullest extent permitted by law.

         13.3    Third Party Claim Reimbursement.

         (a) In the case of a Liability relating to a Third Party Claim and caused by the Fault of a General Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) against whom reimbursement is being sought, such General Partner hereby agrees to reimburse the Partnership for such Liability to the extent that:

                          (i)     the Liability relates to a Third Party Claim
that has been finally resolved and that the Partnership has actually paid (an "Expense");

                          (ii)    the Expense is not covered by insurance
carried by the Partnership (excluding any amounts relating to insured claims to the extent that they fall within deductibles or self-insured retentions or are above applicable coverage limits); and

                          (iii)   the Expense is not offset by third party
indemnification or otherwise;

provided, however, that such General Partner shall reimburse the Partnership for the Expense only to the extent and in proportion to its Fault.

                 (b) Any claim by the Partnership for reimbursement under this Section may be initiated upon written notice from a Nonconflicted General Partner to the General Partner to whom the Partnership is entitled to look for indemnification, and the General Partners shall have a period of 60 days during which to reach unanimous agreement as to the terms on which any reimbursement shall be made. If the General Partners are unable to agree or there are any disputes over Fault and reimbursement under this Section, such matters shall be resolved pursuant to the Dispute Procedures.

         13.4 Dispute Resolution. Except as otherwise provided for herein, all controversies or disputes arising under this Agreement shall be resolved pursuant to the provisions set forth on Appendix D (the "Dispute Procedures").

         13.5 EXTENT OF LIMITATION OF LIABILITY, INDEMNIFICATION, ETC. TO THE FULLEST EXTENT PERMITTED BY LAW AND WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE LIMITATION OF LIABILITY, INDEMNIFICATION, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH HEREIN, A PARTY SHALL BE ENTITLED TO INDEMNIFICATION OR RELEASE HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OR RELEASE IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

         13.6 Further Assurances. From time to time, each Partner agrees to execute and deliver such additional documents, and will provide such additional information and assistance, as the Partnership may reasonably require to carry out the terms of this Agreement and to accomplish the Partnership's business.

         13.7 Successors and Assigns. Except as may be expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors of the Partners, but no Partner may assign or delegate any of its rights or obligations under this Agreement. Except as expressly provided herein, any purported assignment or delegation shall be void and ineffective.

         13.8 Benefits of Agreement Restricted to the Parties. This Agreement is made solely for the benefit of the Partnership and the Partners, and no other Person, including any officer or employee of the Partnership or any Partner, shall have any right, claim or cause of action under or by virtue of this Agreement.

         13.9 Notices. All notices, requests and other communications that are required or may be given under this Agreement shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile with proof of confirmation from the transmitting machine or (ii) delivered by commercial courier or other hand delivery, as follows:

Lyondell Petrochemical Company         Millennium Chemicals Inc.
1221 McKinney Street                   99 Wood Avenue South
Houston, Texas 77010                   Iselin, New Jersey 08830
Attention:  Kerry A. Galvin            Attention:  George H. Hempstead, III
Telecopy Number: (713) 309-4718        Telecopy Number: (908) 603-6857


Occidental Petroleum Corporation      Equistar Chemicals, LP
10889 Wilshire Blvd.                  P.O. Box 2583
Los Angeles, CA 90004                 1221 McKinney Street
Attention: President                  Houston, Texas 77252-2583
Telecopy Number: (310) 443-6333       Attention:  Gerald A. O'Brien
                                      Telecopy Number:  (713) 309-4718

With a copy to:

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Attention:  General Counsel
Telecopy Number:  (310) 443-6333

         13.10   [Reserved]

         13.11 Severability. In the event that any provisions of this Agreement shall be Finally Determined to be unenforceable, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Partner, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

         13.12 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction; (ii) no consideration shall be given to the fact or presumption that any Partner had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other gender; and (vii) each appendix, exhibit, attachment and schedule to this Agreement is a part of this Agreement.

         13.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

         13.14 Waiver of Right to Partition. Except as provided in Section 12.2(e), each Person who now or hereafter is a party hereto or who has any right herein or hereunder irrevocably waives during the term of the Partnership any right to maintain any action for partition with respect to Partnership property.

         13.15 Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

         13.16 Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF

DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO.

         13.17 Expenses. Except as otherwise provided herein or in the Second Master Transaction Agreement, each party hereto shall be responsible for its own expenses incurred in connection with this Agreement.

         13.18 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

         13.19   Payment Terms and Interest Calculations.

         (a) If the payment due date for any payment hereunder (including capital contributions and Damages) falls on a Saturday or a bank or federal holiday, other than a Monday, the payment shall be due on the past preceding business day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following business day.

         (b) Interest shall accrue on any unpaid and outstanding amount from the time such amount is due and payable through the date upon which such amount, together with accrued interest thereon, is paid in full. Interest shall, subject to the provisions of Section 13.20, accrue at a per annum rate equal to the lesser of (i) the Agreed Rate plus 2%, compounded quarterly, to the extent permitted by law or (ii) the Highest Lawful Rate.

         (c) A wire transfer or delivery of a check shall not operate to discharge any payment under this Agreement and shall be accepted subject to collection.

         13.20 Usury Savings Clause. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto to conform strictly to Applicable Usury Laws, in each case to the extent they are applicable to this Agreement. Accordingly, if any payment made pursuant to this Agreement results in any Person having paid any interest in excess of the Maximum Amount, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, it is agreed as follows: (i) the provisions of this Section 13.20 shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or received under this Agreement shall under no circumstances exceed the Maximum Amount, and any excess shall be promptly refunded to the payor by the recipient hereof; (iii) no Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of any interest payable under this Agreement shall be ipso facto reduced to the Highest Lawful Rate, as hereinafter defined, and the provisions of this Agreement immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to any person pursuant to this Agreement for the use, forbearance or detention of any indebtedness arising hereunder shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of any such indebtedness so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof.

         13.21 Other Waivers. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS.

         13.22 Special Joinder by Millennium America. Millennium America is a party to this Agreement for the sole purpose of evidencing its agreement to be bound by the provisions set forth in Section 8.6(c) and is not a partner of the Partnership and shall not have any rights under this Agreement or any other obligations under this Agreement.

         13.23 Amendment. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the General Partners and each of the Limited Partners.

                                   SECTION 14
                             LAKE CHARLES FACILITY

         14.1 Lease Not in Force and Effect. At any such time as the Lease is terminated, expires or is otherwise not in force and effect (other than a No Rebuilding Termination), the following shall occur:

         (a) The number of Units held by Occidental LP1 shall be reduced from 6,623 Units to 2,541 Units.

         (b) The Partnership and Occidental LP1 shall form a general partnership (the "LC Partnership") by entering into a partnership agreement having the provisions described in Section 14.2 (the "GPA").

         (c) The Partnership shall distribute to Occidental LP1 the balance in its Capital Account.

         (d) Occidental LP1 shall cause the Lake Charles Facility to be contributed to the LC Partnership and shall contribute to the LC Partnership the amount received pursuant to Section 14.1(c), plus an amount equal to any proceeds of a partial condemnation of the Lake Charles Facility received by OCC under the terms of the Lease, and the Partnership shall contribute to the LC Partnership the amount received pursuant to Section 26(b) of the Lease in connection with such termination of the Lease.

         (e) Immediately after and as a result of the foregoing transactions, the capital account of each of Occidental LP1 and the Partnership in the LC Partnership shall be pro rata in accordance with the partners' equity ownership interests, and Occidental LP1's Capital Account shall be the same per Unit as the Capital Accounts of the other Partners (determined without regard to the special allocations in Sections 4.1(a) through (c)).

         (f)     Sections 4.1(e) and (f) shall terminate.

         14.2 LC Partnership Provisions. The GPA shall include provisions to the following effect, as well as other customary provisions:

         (a) The LC Partnership shall be formed under the laws of Delaware. The two partners shall be the Partnership and Occidental LP1. The Partnership shall have an equity ownership interest of 49.9%, and Occidental LP1 shall have an equity ownership interest of 50.1%

         (b) The term of the GPA shall be the same as the term of this Agreement.

         (c) All issues relating to the LC Partnership must be decided by mutual agreement of both partners, except that the LC Partnership shall enter into an operating agreement with the Partnership (in its individual capacity), as operator, that shall delegate to the operator the right and obligation to make all day-to-day decisions of the LC Partnership, which day-to-day decisions shall for this purpose be deemed to be all decisions of the LC Partnership other than issues comparable to those issues set forth in Section 6.7 hereof (which issues must be decided by the partners of the LC Partnership). Such operating agreement shall provide for the LC Partnership to pay and reimburse the operator for all costs whatsoever incurred or paid by the operator in performing its obligations under the operating agreement. The term of such operating agreement shall be the same as the term of the LC Partnership.

         (d) All contributions and distributions will be made, and all book income and deductions will be allocated, in accordance with the partners' equity ownership interests. Tax items will be allocated between the partners in a manner similar to that set forth in this Agreement.

         (e) No partner in the LC Partnership may transfer (except a transfer to a Wholly Owned Affiliate) or encumber its equity ownership without the consent of the other partner.

         14.3 No Rebuilding Termination. Upon a No Rebuilding Termination, Occidental LP1 shall have the option to contribute to the Partnership within 30 days following the No Rebuilding Termination an amount (the "Payment Amount") equal to the excess, if any, of (a) the Proceeds plus the book value (determined in accordance with GAAP) as recorded on the books of OCC for that portion and aspect of the Lake Charles Facility that constitutes land, over
(b) the payment made pursuant to Section 26(b) of the Lease in connection with such No Rebuilding Termination. If within such 30-day period Occidental LP1 contributes the Payment Amount to the Partnership, (i) Occidental LP1's 6,623 Units shall remain outstanding, (ii) its Capital Account shall be credited with the Payment Amount, (iii) the assets of the Partnership shall be revalued so that the Capital Account of each Partner is the same per Unit (determined without regard to the special allocations in Sections 4.1(a) through (c)), and
(iv) Sections 4.1(e) and (f) shall terminate. If Occidental LP1 does not contribute the Payment Amount to the Partnership within such 30-day period, (A) Occidental LP1's 6,623 Units shall be redeemed and canceled and of no further force and effect and (B) an amount equal to the balance in Occidental LP1's Capital Account shall be distributed by the Partnership to Occidental LP1, or if there is a deficit in Occidental LP1's Capital Account, Occidental LP1 shall contribute to the Partnership an amount of cash necessary to eliminate such deficit. Upon completion of the steps in clauses (A) and (B), Occidental LP1's entire interest in the Partnership shall terminate.

         14.4 Other Redemption. If Occidental LP1 breaches any of its obligations under Section 14.1, (a) Occidental LP1's 6,623 Units shall be redeemed and canceled and of no further force and effect and (b) an amount equal to the balance in Occidental LP1's Capital Account shall be distributed by the Partnership to Occidental LP1, or if there is a deficit in Occidental LP1's Capital Account, Occidental LP1 shall contribute to the Partnership an amount of cash necessary to eliminate such deficit. Upon completion of the steps in clauses (a) and (b), Occidental LP1's entire interest in the Partnership shall terminate.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto, by their respective officers thereunto duly authorized, effective as of the date first written above.

                                    GENERAL PARTNERS

                                    LYONDELL PETROCHEMICAL G.P. INC.

                                    By: /s/ Dan F. Smith
                                       -----------------------------------------
                                    Name:  Dan F. Smith
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    MILLENNIUM PETROCHEMICALS GP LLC

                                    By: Millennium Petrochemicals Inc.,
                                        its Manager

                                        By: /s/ George H. Hempstead, III
                                           -------------------------------------
                                           Name George H. Hempstead, III
                                                 -------------------------------
                                           Title:  Senior Vice President
                                                   -----------------------------

                                    PDG CHEMICAL INC.

                                    By: /s/ R.J. Schuh
                                       -----------------------------------------
                                    Name:  R.J. Schuh
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------


 [Signature Page for Amended and Restated Limited Partnership Agreement]

                                    LIMITED PARTNERS

                                    LYONDELL PETROCHEMICAL L.P. INC.

                                    By: /s/ Dan F. Smith
                                       -----------------------------------------
                                    Name:  Dan F. Smith
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    MILLENNIUM PETROCHEMICALS GP LLC

                                    By: Millennium Petrochemicals Inc.,
                                        its Manager

                                        By: /s/ George H. Hempstead, III
                                           -------------------------------------
                                           Name George H. Hempstead, III
                                                 -------------------------------
                                           Title:  Senior Vice President
                                                   -----------------------------

                                    OCCIDENTAL PETROCHEM PARTNER 1, INC.

                                    By: /s/ John W. Morgan
                                       -----------------------------------------
                                    Name:  John W. Morgan
                                         ---------------------------------------
                                    Title: Vice President
                                          --------------------------------------

                                    OCCIDENTAL PETROCHEM PARTNER 2, INC.

                                    By: /s/ John W. Morgan
                                       -----------------------------------------
                                    Name:  John W. Morgan
                                         ---------------------------------------
                                    Title: Vice President
                                          --------------------------------------

 [Signature Page for Amended and Restated Limited Partnership Agreement]

                                    SPECIAL JOINDER PURSUANT TO
                                    SECTION 13.22

                                    MILLENNIUM AMERICA INC.

                                    By: /s/ George H. Hempstead, III
                                       -----------------------------------------
                                    Name:   George H. Hempstead, III
                                         ---------------------------------------
                                    Title:  Senior Vice President
                                          --------------------------------------

 [Signature Page for Amended and Restated Limited Partnership Agreement]

                                   APPENDIX A
                        TO LIMITED PARTNERSHIP AGREEMENT

                                  DEFINED TERMS


         1998 Credit Facility.  See Section 8.6(a).

         AAA.  See Appendix D.

         Acceptance Notice.  See Section 10.2(b).

         Act. The Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.

         Additional Related Agreements. The agreements defined as "Related Agreements" in the Second Master Transaction Agreement (other than this Agreement), as such agreements may be amended from time to time after the date hereof.

         Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                 (i) Such Capital Account shall be deemed to be increased by any amounts which such Partner is obligated to restore to the Partnership (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the second to last sentence of Regulation Section 1.704-2(g)(1) and Section 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt).

                 (ii) Such Capital Account shall be deemed to be decreased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4),
         (5) and (6).

The foregoing definition of Adjusted Capital Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

         Additional Notice.  See Section 10.2(b).

         Affiliate. As to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person; provided, however, that for purposes of this Agreement such term shall not include (i) the Partnership or any entities controlled by it, (ii) in the case of Millennium GP and Millennium LP shall not include Suburban Propane Partners, L.P. and any entities controlled by it and (iii) in the case of Occidental GP, Occidental LP1 and Occidental LP2, shall not include Canadian Occidental Petroleum Ltd. and any entities controlled by it. For purposes of this definition the term "control" shall have the meaning set forth in 17 CFR 230.405, as in effect on the date hereof.





                                 Appendix A - 1

         Affiliated General Partner. In the case of Lyondell LP, the "Affiliated General Partner" shall mean Lyondell GP. In the case of Millennium LP, the "Affiliated General Partner" shall mean Millennium GP. In the case of each of Occidental LP1 and Occidental LP2, the "Affiliated General Partner" shall mean Occidental GP.

         Affiliated Limited Partner. In the case of Lyondell GP, the "Affiliated Limited Partner" shall mean Lyondell LP. In the case of Millennium GP, the "Affiliated Limited Partner" shall mean Millennium LP. In the case of Occidental GP, each of Occidental LP1 and Occidental LP2 shall be "Affiliated Limited Partner".

         Affiliated Partner Group. A General Partner and its Affiliated Limited Partner or Affiliated Limited Partners, if more than one.

         Agreed Rate. The base commercial lending rate announced by Citibank, N.A. (or its successor) at its principal office, in effect from time to time, such interest rate to change automatically, effective as of the date of each change in such base rate.

         Agreement. This Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP, as amended from time to time.

         Alternate.  See Section 6.4(b).

         Amended and Restated Indemnity Agreement. The Amended and Restated Indemnity Agreement dated as of the date of this Agreement among Lyondell GP, Lyondell LP, Millennium GP, Millennium LP, Millennium America, Occidental GP, Occidental LP1, Occidental LP2 and OCC.

         Amended and Restated Parent Agreement. The Amended and Restated Parent Agreement dated as of the date of this Agreement between the Partnership, Lyondell, Millennium, Occidental, Occidental Chemical Corporation and Oxy CH Corporation.

         Annual Budget.  See Section 8.2.

         Applicable Usury Laws. Laws regarding the use, forbearance or detention of any indebtedness arising under this Agreement whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws.

         Arbitrator.  See Appendix D.

         Asset Fair Market Value. With respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such as in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

         Assumed Liabilities. In the case of Lyondell LP and Lyondell GP, Assumed Liabilities means the "Assumed Liabilities" as defined in the Contribution Agreement of Lyondell. In the case of





                                 Appendix A - 2

Millennium LP and Millennium GP, Assumed Liabilities shall mean the "Assumed Liabilities" as defined in the Contribution Agreement of Millennium Petrochemicals. In the case of Occidental LP1, Occidental LP2 and Occidental GP, Assumed Liabilities means the "Assumed Liabilities" as defined in the Contribution Agreement of Occidental.

         Auxiliary Committee.  See Section 6.9.

         Available Net Operating Cash. At the time of determination, (a) all cash and cash equivalents on hand in the Partnership as of the most recent month end, plus the excess, if any, of the Partnership Target Debt over the Partnership's actual indebtedness (as determined in accordance with GAAP) as of such month end, less (b) the Projected Cash Requirements, if any, of the Partnership as of such month end, as determined by the Executive Officers of the Partnership. For purposes of this definition, "Projected Cash Requirements" means, for the 12-month period following any such month end, the excess, if any, of the sum of (a) forecast capital expenditures, plus (b) forecast cash payments for Taxes, debt service including principal and interest requirements and other non-cash credits to income, plus (c) forecast cash reserves for future operations or other requirements, over the sum of (1) forecast net income of the Partnership, plus (2) the sum of forecast depreciation, amortization, other non-cash charges to income, interest expenses, and Tax expenses, in each case to the extent deducted in determining net income, plus or minus (3) forecast decreases or increases, respectively, in working capital, plus (4) the forecast cash proceeds of dispositions of assets (net of expenses) plus (5) an amount equal to the forecast net proceeds of debt financings, contributions and payments of the Lyondell Note. For purposes of this definition, "Partnership Target Debt" means for such month end, the level of indebtedness (as determined in accordance with GAAP) projected for the Partnership in the most recently approved Strategic Plan, except to the extent the Executive Officers of the Partnership determine that changes in the financial condition, results of operations, assets, business or prospects of the Partnership make a change advisable, in which case the Partnership shall advise the General Partners promptly regarding the basis for the change. Projected Cash Requirements shall be calculated consistent with the most recently approved Strategic Plan, except to the extent the Executive Officers of the Partnership determine that changes in the financial condition, results of operations, assets, business or prospects of the Partnership make a change advisable, in which case the Partnership shall advise the General Partners promptly regarding the basis for the change.

         Bank Credit Agreement. The Credit Agreement dated as of November 25, 1997 among the Partnership, as Borrower, Millennium America, as Guarantor and the lenders party thereto.

         Bank Credit Agreement Repayment Amount. An amount equal to (i) $419,700,000 less (ii) the Bank Credit Agreement Available Amount, but in no event shall the Bank Credit Agreement Repayment Amount be less than zero. The "Bank Credit Agreement Available Amount" shall equal (i) $1.25 billion less
(ii) the total principal amount outstanding under the Bank Credit Agreement at the date of calculation.

         Bankruptcy. The occurrence of any of the following: (i) a Partner or its Guarantor shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or





                                 Appendix A - 3
consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Partner or its Guarantor or of all or any substantial part of its properties or its Units (the term "acquiesce," as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within ten Business Days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Partner or its Guarantor seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such Partner or its Guarantor shall acquiesce in the entry of such order, judgment or decree or such other order, judgment or decree shall remain unvacated and unstayed for an aggregate of 60 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Partner or its Guarantor or of all or any substantial part of its property or its Units shall be appointed without the consent or acquiescence of such Partner or its Guarantor and such appointment shall remain unvacated and unstayed for an aggregate of 60 days (whether or not consecutive); (iii) a Partner or its Guarantor shall admit in writing its inability to pay its debts as they mature; (iv) a Partner or its Guarantor shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) a Partner or its Guarantor shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

         Book Value. With respect to any asset of the Partnership, the asset's adjusted basis as of the relevant date for federal income tax purposes, except as follows:

                 (i) The initial aggregate Book Value of all of the assets of the Partnership as of the Initial Closing Date shall be equal to the sum of (A) the beginning aggregate Capital Accounts of the Partners immediately after the Initial Closing Date, and (B) the aggregate amount of all liabilities of the Partnership for federal income tax purposes immediately after the Initial Closing Date.

                 (ii) The initial Book Value of any asset contributed by a Partner to the Partnership after the Initial Closing Date shall be the gross fair market value of such asset, which shall be equal to the amount credited to such Partner's Capital Account for such contribution (increased by the amount of any liabilities which the Partnership assumes or takes subject to).

                 (iii) The Book Values of all Partnership assets (including intangible assets such as goodwill) shall be adjusted (at the election of the Partnership Governance Committee) to equal their respective gross fair market values upon the occurrence of any of the events described in Regulation Section 1.704-1(b)(2)(iv)(f)(5).

                 (iv) The Book Value of any asset distributed by the Partnership to a Partner shall be equal to the gross fair market value of such asset on the date of the distribution.

                 (v) The Book Value of any Partnership asset with respect to which an adjustment to tax basis has occurred by reason of the application of Section 734(b) or 754(b) of the Code





                                 Appendix A - 4
         shall be adjusted to the extent such adjustment to tax basis is taken into account pursuant to Regulation Section 1.704-1(b)(2)(iv)(m).

                 (vi) If the Book Value of an asset is not equal to its adjusted tax basis for federal income tax purposes, such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 4.1.

The foregoing definition of Book Value is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith. Any determinations of "gross fair market value" in this definition of Book Value shall be made by the Partnership Governance Committee.

         Business Day. Any day other than a Saturday, Sunday or other day on which banks are closed in New York City, New York; provided, however, that for purposes of the definitions of "Interest Period" and "LIBOR Rate," "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Houston, Texas and on which commercial banks are open for international business (including dealings for dollar deposits) in the London interbank market.

         Business Opportunity.  See Section 9.3(c).

         Capital Account. The separate capital account established and maintained by the Partnership for each Partner, as contemplated by Section 2.

         Capital Expenditure Budget.  See Section 8.2(d).

         CEO.  See Section 7.1(b).

         Claim.  See Section 13.2(c).

         Code. The Internal Revenue Code of 1986, as amended and in effect from time to time and any successor thereto.

         Competing Opportunity.  See Section 9.3(c).

         Confidential Information. All confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers, trade secrets and proprietary technologies or processes and the design and development of new products or services) concerning the Partnership, the Partners or their Affiliates, furnished to a Partner in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, except to the extent that such information (i) is or becomes generally available to and known by the public or the petrochemical industry (other than as a result of an unpermitted disclosure directly or indirectly by the Partnership or a Partner),
(ii) is or becomes available to a Partner on a nonconfidential basis from a source other than the Partnership or a Partner; provided, however, that such source is not and was not bound by a confidentiality agreement with, or other obligation of secrecy to, the Partnership or the other Partner, (iii) has already been or is hereafter





                                 Appendix A - 5
independently acquired or developed by a Partner without violating any confidentiality agreement with or other obligation of secrecy to the Partnership or another Partner or (iv) is otherwise generated by the Partnership with the intention that it not be held as confidential.

         Conflict Circumstance. Any transaction or dealing between the Partnership (or any Wholly Owned Subsidiary) and a General Partner (the "Conflicted General Partner") or any of its Affiliates pursuant to any agreement (including this Agreement or any other Related Agreements) or otherwise, including action to be taken by the Partnership pursuant to Section 9.3(c) or (d) or 13.3(b); provided, however, that a Conflict Circumstance shall cease to exist if and when the third party with which the transaction or dealing exists shall cease to be an Affiliate of a General Partner.

         Conflicted General Partner. As defined in the definition of "Conflict Circumstance."

         Contributed Business.  As defined in each of the Contribution
Agreements.

         Contribution Agreement. In the case of Lyondell LP and Lyondell GP, the Contribution Agreement shall mean the Asset Contribution Agreement dated December 1, 1997, between the Partnership, Lyondell and Lyondell LP. In the case of Millennium LP and Millennium GP, the Contribution Agreement shall mean the Asset Contribution Agreement dated December 1, 1997, between the Partnership, Millennium Petrochemicals and Millennium LP. In the case of Occidental LP1, Occidental LP2 and Occidental GP, the Contribution Agreement shall mean the Agreement and Plan of Merger and Asset Contribution dated as of the date of this Agreement between the Partnership, Oxy Petrochemicals, Occidental LP1, Occidental LP2 and Occidental GP.

         Damages. With respect to a Person in connection with a Default, any and all obligations (including all obligations to take an affirmative or curative act), liabilities, damages (including damages arising out of any breach of any representation or warranty, damages related to investigations, proceedings, audits, the interruption of the Partnership's business, restrictions upon the use of, or adverse impact on, the Assets or the Partnership's business, or the interruption, breach or termination of any Related Agreements or other agreements, including any lost profits attributable thereto), fines, penalties, deficiencies, losses, judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements, liquidating, selling or offering for sale the Partnership's business and assets or winding up the Partnership's business, or other payments in respect of such payments) suffered or incurred by such Person that arise out of or relate to such Default, regardless of whether any of the foregoing are foreseeable, unforeseeable, matured or unmatured, existing or contingent as of the date of such Default. "Damages" also shall include, if and to the extent interest is not already included therein under applicable law or other provisions hereof and subject to Section 13.20, interest on amounts actually due until payment thereof is made at a rate per annum equal to the rate set forth in Section 13.19(b). "Damages" shall not include any punitive, exemplary, special or other similar damages.

         Deadlock Notice.  See Section 8.5.

         Default.  See Section 11.1.





                                 Appendix A - 6

         Default Date.  See Section 11.1.

         Defaulting Partners. Lyondell GP and Lyondell LP, in the case of a Default by Lyondell GP, Lyondell LP or their Guarantor; Millennium GP and Millennium LP, in the case of a Default by Millennium GP, Millennium LP or their Guarantor; and Occidental GP, Occidental LP1 and Occidental LP2, in the case of a Default by Occidental GP, Occidental LP1, Occidental LP2 or their Guarantor.

         Depreciation. For each fiscal year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be (i) an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis, or, (ii) if the federal income tax depreciation, amortization or other cost recovery deduction for such year is equal to zero, an amount determined with reference to such Book Value using a reasonable method selected by the Tax Matters Partner.

         Dispute Notice.  See Appendix D.

         Disputing Partner.  See Appendix D.

         Executive Officers.  See Section 7.1(b).

         Expense.  See Section 13.3(a).

         Fair Market Value. "Fair Market Value" with respect to the Partnership shall mean the Asset Fair Market Value of all of the Partnership's assets decreased by the fair value of all its liabilities, as of the most recently ended fiscal quarter. "Fair Market Value" with respect to a Related Business shall mean the Asset Fair Market Value of all the assets of such Related Business decreased by the fair value of all its liabilities, as of the most recently ended fiscal quarter. In either case, the following shall apply to the determination of Fair Market Value:

                 (i) The General Partners shall first attempt to agree on such value, which if agreed to shall be the Fair Market Value.

                 (ii) If the General Partners are unable to agree within 20 days of the first written notice from one General Partner to the others proposing an amount to be the Fair Market Value (the "Notice"), then if requested by any General Partner, each General Partner shall (at its own cost) cause an independent, qualified appraiser to deliver a written appraisal of its determination of the Fair Market Value within 50 days of the Notice. If both of the two lowest appraised values are greater than or equal to 90% of the highest appraised value, then the middle of the three appraised values shall be the Fair Market Value.

                 (iii) If either of the two lowest appraised values are lower than 90% of the highest appraised value, then the General Partners shall jointly appoint a Neutral within 20 days of





                                 Appendix A - 7
         the delivery of both such appraisals. If the General Partners have been unable to agree upon such appointment within such 20 days, then such Neutral shall upon the application of any General Partner be appointed within 10 days of the filing of such application by the Center for Public Resources, or if such appointment is not so made promptly then promptly thereafter by the American Arbitration Association in Philadelphia, Pennsylvania, or if such appointment is not so made promptly then promptly thereafter by the senior United States District Court judge sitting in Wilmington, Delaware. The fees and expenses of the Neutral shall be paid equally by the Partners.

                 (iv) The Neutral shall, within 30 days of the appointment of the Neutral, determine which of the three appraised values (without in any way modifying or compromising between the three appraised values) is closest to the fair market value of the enterprise's assets as determined by the Neutral, and that appraised value shall be the Fair Market Value.

         Fault. Any act or omission of a Partner, its Affiliates or any of their respective officers, directors or employees (acting in their capacities as such) that constitutes or results from intentional misconduct, criminal intent or gross negligence.

         Finally Determined. Determined by any final, nonappealable judicial order or pursuant to a binding alternative dispute resolution procedure.

         Funding Notice.  See Section 2.4.

         GAAP. United States generally accepted accounting principles, as in effect from time to time.

         General Partners. Each Person who executes this Agreement and who is hereby admitted to the Partnership as a general partner of the Partnership, unless such General Partner ceases to be a General Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Units and is replaced by a Substitute General Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute General Partner, if any, of the Partnership as provided herein, in such Person's capacity as a general partner of the Partnership.

         GPA.  See Section 14.1(b).

         Guarantor. Lyondell Petrochemical Company, with respect to Lyondell GP and Lyondell LP; Millennium Chemicals Inc., with respect to Millennium GP and Millennium LP; Occidental Chemical Corporation and Oxy CH Corporation, with respect to Occidental GP, Occidental LP1 and Occidental LP2; and any successor or additional guarantor party to an agreement substantially in the form of the Amended and Restated Parent Agreement and entered into in accordance with
Section 10.

         Highest Lawful Rate. The maximum rate of interest, if any, that may be charged to any person under all Applicable Usury Laws on any principal balance from time to time outstanding pursuant to this Agreement.

         HSE Law. "HSE Law," as defined in Section 1 of the Contribution Agreement.





                                 Appendix A - 8

         Indemnified Party.  See Section 13.2(c).

         Indemnifying Party.  See Section 13.2(c).

         Interest Period. The period commencing on the date of this Agreement and ending one month thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending one month thereafter; provided, however, that whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day.

         Initial Agreement.  See first WHEREAS clause.

         Initial Assets. "Assets," as defined in Section 1 of the applicable Contribution Agreement.

         Initial Closing Date. December 1, 1997, the date the closing under the Initial Master Transaction Agreement took place.

         Initial Master Transaction Agreement. The Master Transaction Agreement, dated July 25, 1997, as amended, between Lyondell and Millennium, providing for the execution of various agreements concerning the Partnership and the Initial Assets.

         Initial Notice.  See Section 10.2(a).

         Initial Partners.  See first WHEREAS clause.

         Initial Related Agreements. The agreements defined as "Related Agreements" in the Initial Master Transaction Agreement (other than the Partnership Agreement), as such agreements may be amended from time to time after the Initial Closing Date.

         IRS.  Internal Revenue Service.

         Lake Charles Facility. The property that is the subject of and leased pursuant to the Lease.

         LC Partnership.  See Section 14.1(b).

         Lease. The Lease Agreement, dated May 15, 1998, between OCC, as lessor, and Occidental LP1, as lessee.

         Liability. Any loss, claim, damages, fine, penalty, assessment by public agencies, settlement, cost or expense (including costs of investigation, defense and attorneys' fees) or other liability.

         LIBOR Rate. For any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) published in the Wall Street Journal as the London Interbank Offered Rate for a one month period as of two Business Days prior to the first day of such Interest Period; provided if no such rate appears the rate shall be as shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank





                                 Appendix A - 9
deposits with a period equal to one month, as shown under the heading "USD" as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if no such rate appears, the rate shall be the rate per annum equal to the arithmetic mean (which shall be rounded upward to the nearest 1/16 of 1% per annum) of which U.S. dollar deposits with an Interest Period equal to one month are displayed on page "LIBO" of the Reuters Monitor Money Rates Service or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

         Limited Partner. Each Person who executes this Agreement and who is hereby admitted to the Partnership as a limited partner of the Partnership, unless such Limited Partner ceases to be a Limited Partner hereunder or sells, transfers, forfeits or otherwise disposes of its Units and is replaced by a Substitute Limited Partner in accordance with this Agreement and the Act, and each Person that becomes a Substitute Limited Partner, if any, of the Partnership as provided herein, in such Person's capacity as a limited partner of the Partnership.

         Limited Partners Pro Rata. From or to the Limited Partners in the ratio of the Units owned by each.

         Liquidation.  See Section 11.4.

         Losses.  See definition of "Profits and Losses."

         Lyondell. See first WHEREAS clause.

         Lyondell Assumed Debt. Debt issued by Lyondell having an aggregate principal amount of $745 million, as specified in the Contribution Agreement with respect to Lyondell.

         Lyondell GP.  See introductory paragraph to this Agreement.

         Lyondell LP.  See introductory paragraph to this Agreement.

         Lyondell Note. The promissory note dated December 1, 1997, in the amount of $345 million payable by Lyondell LP to the Partnership.

         Maximum Amount. The maximum nonusurious amount of interest that may be lawfully contracted for, charged or received by any person in connection with any indebtedness arising under this Agreement under all Applicable Usury Laws.

         Millennium.  See first  WHEREAS clause.

         Millennium America.  Millennium America Inc., a Delaware corporation.

         Millennium America Guarantee.  See Section 8.6(c).





                                Appendix A - 10

         Millennium America Guaranteed Debt. The portion, if any, of the debt outstanding under the Bank Credit Agreement and the portion, if any, of any debt that refinances the debt outstanding under the Bank Credit Agreement or any subsequent refinancing thereof (in any case, not to exceed a guarantee of $750 million principal amount), in each case to the extent such debt is guaranteed by Millennium America, or an Affiliate thereof, as contemplated by
Section 8.6(c).

         Millennium GP.  See introductory paragraph to this Agreement.

         Millennium LP.  See introductory paragraph to this Agreement.

         Neutral. A neutral Person acceptable to all of the appointing Partners and not affiliated with any of the Partners, except where otherwise specifically provided.

         No Rebuilding Termination. A total termination of the Lease pursuant to Section 12(b) or 13 thereof.

         Nonconflicted General Partner. With respect to any Conflict Circumstance, any General Partner that is not the Conflicted General Partner with respect thereto.

         Non-Defaulting Partners.  The Partners other than the Defaulting
Partners.

         OCC.  Occidental Chemical Corporation, a New York corporation.

         Occidental.  See third WHEREAS clause.

         Occidental GP.    See introductory paragraph to this Agreement.

         Occidental LP1.   See introductory paragraph to this Agreement.

         Occidental LP2.   See introductory paragraph to this Agreement.

         Occidental Partners.  See third WHEREAS clause.

         Offeree Partners.  See Section 10.2(a).

         Operating Budget.  See Section 8.2(c).

         Oxy Guaranteed Debt. The $419,700,000 drawdown under the Bank Credit Agreement pursuant to Section 8.6(a) and the portion, if any, of any debt that refinances the $419,700,000 drawdown under the Bank Credit Agreement or any subsequent refinancing thereof (in any case, not to exceed a guarantee of $419,700,000 principal amount), in each case to the extent such debt is guaranteed by Occidental Chemical Corporation, a New York corporation, or an Affiliate thereof and the proceeds thereof have been distributed to Occidental LP2 pursuant to Section 3.1(g) and, until such amount has been so drawn and distributed, "Oxy Guaranteed Debt" shall mean the Oxy Note to the extent the obligations thereunder are indemnified by OCC pursuant to the Amended and Restated Indemnity Agreement.





                                Appendix A - 11

         Oxy Note. The Promissory Note dated May 15, 1998 in the principal amount of $419,700,000 payable by the Partnership to Occidental LP2.

         Oxy Petrochemicals.  Oxy Petrochemicals Inc., a Delaware corporation.

         Partners. The General Partners and the Limited Partners on the date of this Agreement until such Person ceases to be a partner of the Partnership.

         Partners Pro Rata.   From or to all Partners in the ratio of the Units
owned by each.

         Partnership. Equistar Chemicals, LP, a Delaware limited partnership, the limited partnership formed and continued under the Act and this Agreement.

         Partnership Governance Committee.  See Section 6.1.

         Partnership Governance Committee Action.  See Section 6.1.

         Payment Amount.  See Section 14.3.

         Proceeds. The Insurance Proceeds, the Self-Insurance Proceeds and the Condemnation Proceeds (each as defined in the Lease), to the extent actually received by the lessor under the Lease pursuant to the Lease.

         Profits and Losses. For each applicable period, the Partnership's taxable income or loss for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

                 (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken in account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss.

                 (ii)     Any expenditures of the Partnership described in
         Section 705(a)(2)(B) of the Code or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken in account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss.

                 (iii) Depreciation for such period shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss.

                 (iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property.





                                Appendix A - 12

                 (v) If any property is distributed in kind to any Partner, the difference between its fair market value and its Book Value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Partnership.

                 (vi) The amount of any adjustment to the Book Value of any Partnership asset pursuant to clause (iii) of the definition of Book Value herein shall be taken into account as Profit or Loss from the disposition of such asset.

         Percentage Interest. The percentage determined by dividing the number of Units owned by a Partner by the total number of outstanding Units.

         Person. Any natural person or any corporation, limited liability company, partnership, joint venture, association, trust or other entity.

         Pledge. To mortgage, pledge, encumber or create or suffer to exist any pledge, lien or encumbrance upon or security interest in. Such defined term is used in this Agreement as both a noun and a verb.

         Pro Rata. In the ratio of the Units owned by a Partner to the total number of applicable Units.

         Proposing Partner.  See Section 9.3(c).

         Reconstituted Basis. As to each Partnership property, the Partnership's basis in such property immediately after it is contributed to the Partnership reduced by any depreciation and other deductions allocated to a Partner pursuant to Section 4.4(b)(i)(a).

         Regulations. The income tax regulations promulgated by Department of the Treasury and in effect from time to time.

         Related Agreements. The Initial Related Agreements and the Occidental Related Agreements.

         Related Business. Any business related to (i) the manufacturing, marketing and distribution of Specified Petrochemicals; (ii) the purchasing, processing and disposing of feedstocks in connection with the manufacturing, marketing and distributing of Specified Petrochemicals; and (iii) any research and development in connection with the foregoing.

         Related Persons.  See Section 13.1.

         Representative.  See Section 6.4(a).

         SEC.  Securities and Exchange Commission.

         Second Master Transaction Agreement.   See third WHEREAS clause.

         Selling Partners.  See Section 10.2(a).





                                Appendix A - 13

         Specified Petrochemicals.

         (i) Olefins and olefins coproducts consisting of: ethylene, propylene, butadiene, and mixed butylenes; aromatics and gasoline blending components (benzene, toluene, MTBE, alkylate, pyrolysis gasolines); mixed C5 hydrocarbons; resin formers (dicyclopentadiene, isoprene, piperylenes, resin oil); pyrolysis liquid fuel products (pyrolysis gas oil, pyrolysis fuel oil);

         (ii) Polyolefins consisting of: low-density, linear low-density, and high-density polyethylene; polypropylene; ethylene/propylene copolymers; rotomolding and polymeric powders; wire and cable resins; adhesive tie layers; hot melt adhesive resins; colors and concentrates; fuel additives;

         (iii)   Ethyl alcohol and ethyl ether; and

         (iv)    Ethylene oxide, ethylene glycol and derivatives thereof.

provided, however that the definition of Specified Petrochemicals shall in no event include polyvinyl chloride or resins derived from phenol compounds or dicyclopentadiene.

         Specified Petrochemicals Businesses. The businesses related to Specified Petrochemicals.

         Strategic Plan.  See Section 8.1.

         Substitute General Partner. A Person who is admitted as a General Partner to the Partnership in place of and with all the rights of a General Partner.

         Substitute Limited Partner. A Person who is admitted as a Limited Partner to the Partnership in place of and with all the rights of a Limited Partner.

         Taxes. All taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments) and "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         Tax Matters Partner.  Lyondell GP.

         Third Party Claim. Any allegation, claim, civil, criminal or other action, proceeding, charge or prosecution brought by any Person other than the Partnership, any Partner or any Affiliate of a Partner.

         Transfer. To sell, assign or otherwise in any manner dispose of, whether by act, deed, merger, consolidation, conversion or otherwise. Such defined term is used in this Agreement as both a noun and a verb.





                                Appendix A - 14

         Unit.  A unit representing a partnership interest in the Partnership.

         Wholly Owned Affiliate. As to any Person, an Affiliate of such Person all of the equity interests of which are owned, directly or indirectly, by a Partner, by another Wholly Owned Affiliate of such Person or by the ultimate parent entity thereof.

         Wholly Owned Subsidiary.   As to any Person, a subsidiary of such
Person all of the equity interests of which are owned, directly or indirectly, by such Person.





                                Appendix A - 15

                                   APPENDIX B
                        TO LIMITED PARTNERSHIP AGREEMENT

                  PARTNERSHIP FINANCIAL STATEMENTS AND REPORTS


 Item & Frequency                                                                     Due Dates
 ----------------                                                                     ---------
 Monthly:
 -------
    Income Statement - current period and year-to-date               10th work day following month-end

    Balance Sheet - current period                                   10th work day following month-end

    Cash Flow Statement - current period and year-to-date            10th work day following month-end

    Schedule of Income Allocation - preliminary                      5th work day following month-end

    Schedule of Income Allocation - final                            10th work day following month-end

    Calculation of Distribution of Available Net Operating
       Cash - final                                                  15th work day following month-end

    Results of Operations Analysis                                   10th work day following month-end

 Quarterly:
 ---------
    Analysis for Investor Relations and Form 10-Q
       disclosures:
         -   Results of Operations                                   15th work day following quarter-end
         -   Cash Flow                                               15th work day following quarter-end
         -   Sales Variances                                         15th work day following quarter-end
         -   Capital Expenditures                                    15th work day following quarter-end
         -   Intercompany Transactions                               15th work day following quarter-end
         -   Volumes                                                 15th work day following quarter-end
         -   Prices                                                  15th work day following quarter-end
         -   Unusual Items                                           15th work day following quarter-end

 Income Statement - current quarter and year-to-date                 10th work day following quarter-end

 Balance Sheet - current period                                      10th work day following quarter-end

 Cash Flow Statement - current quarter and year-to-date              10th work day following quarter-end

 Estimate of Each Partner's Regular Taxable Income                   10th work day following quarter-end
    and Alternative Minimum Taxable Income





                                 Appendix B - 1

 Item & Frequency                                                    Due Dates
 ----------------                                                    ---------
 Annual:
 ------
    Analysis for Investor Relations and Form 10-K                    15th work day following year-end
       disclosures
         -   Same as quarterly requirements
         -   Plant Capacities

    Audited Financial Statements                                     60 days following year-end





                                 Appendix B - 2

                                   APPENDIX C
                        TO LIMITED PARTNERSHIP AGREEMENT

                               EXECUTIVE OFFICERS


Dan F. Smith                      Chief Executive Officer
Eugene R. Allspach                President and Chief Operating Officer
Joseph M. Putz                    Senior Vice President, Finance and
                                     Administration
Debra L. Starnes                  Senior Vice President, Polymers
John R. Beard                     Vice President, Manufacturing
Clifton B. Currin, Jr.            Vice President, Supply and Optimization
J. R. Fontenot                    Vice President, Engineering
Brian A. Gittings                 Vice President, Oxygenated Chemicals
Alan Houlton                      Vice President, Customer Supply Chain
Gerald A. O'Brien                 Vice President and Secretary
Myra J. Perkinson                 Vice President, Human Resources
W. Norman Phillips, Jr.           Vice President, Petrochemicals
Kerry F. Williams                 Vice President, Research and Development
Jeffrey L. Hemmer                 Director, Business Process Improvement





                                 Appendix C - 1

                                   APPENDIX D
                        TO LIMITED PARTNERSHIP AGREEMENT
                         DISPUTE RESOLUTION PROCEDURES

       (1) Binding and Exclusive Means. Except as otherwise provided in the Partnership Agreement, the dispute resolution provisions set forth in this Appendix shall be the binding and exclusive means to resolve all disputes arising under the Agreement (each a "Dispute").

       (2) Standards and Criteria. In resolving any Dispute, the standards and criteria for resolving such Dispute shall, unless the Partners involved in the Dispute in their discretion jointly stipulate otherwise, be as set forth in Appendix 1 to this Appendix.

       (3) ADR and Binding Arbitration Procedures. If a Dispute arises, the following procedures shall be implemented (with references to "Partners" meaning the Partners involved in the Dispute):

       (a) Any Partner may at any time invoke the dispute resolution procedures set forth in this Appendix as to any Dispute by providing written notice of such action to the Secretary of the Partnership, who within five Business Days after such notice shall schedule a meeting to be held in Houston, Texas between the Partners. The Partners' meeting shall occur within 10 Business Days after notice of the meeting is delivered to the Partners. The meeting shall be attended by representatives of each Partner having decision-making authority regarding the Dispute as well as the dispute resolution process and who shall attempt in a commercially reasonable manner to negotiate a resolution of the Dispute.

       (b) The representatives of the Partners shall cooperate in a commercially reasonable manner and shall explore whether techniques such as mediation, minitrials, mock trials or other techniques of alternative dispute resolution might be useful. In the event that a technique of alternative dispute resolution is so agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon. The representatives will continue to meet and discuss settlement until the date (the "Interim Decision Date") that is the earliest to occur of the following events: (i) an agreement shall be reached by the Partners resolving the Dispute; (ii) one of the Partners shall determine and notify the other Partners in writing that no agreement resolving the Dispute is likely to be reached; (iii) if a technique of alternative dispute resolution is agreed upon, the completion date therefor shall occur without the Partners having resolved the Dispute; or (iv) if another technique of alternative dispute resolution is not agreed upon, two full meeting days (or such other time period as may be agreed upon) shall expire without the Partners having resolved the Dispute.

       (c) If, as of the Interim Decision Date, the Partners have not succeeded in negotiating a resolution of the Dispute pursuant to subsection (b), the Partners shall proceed under subsections (d), (e) and (f).

       (d) After satisfying the requirements above, such Dispute shall be submitted to mandatory and binding arbitration at the election of any Partner involved in the Dispute (the "Disputing Partner").





                                 Appendix D - 1

The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Appendix. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the notice of arbitration is served, other than as specifically modified herein. In the absence of an agreement to the contrary, the arbitration shall be held in Houston, Texas.
The Arbitrator (as defined below) will allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. During the pendency of the Dispute, each Partner shall make available to the Arbitrator and the other Partners all books, records and other information within its control requested by the other Partners or the Arbitrator subject to the confidentiality provisions contained herein, and provided that no such access shall waive or preclude any objection to such production based on any privilege recognized by law. Recognizing the express desire of the Partners for an expeditious means of dispute resolution, the Arbitrator may limit the scope of discovery between the Partners as may be reasonable under the circumstances. In deciding the substance of the Partners' claims, the laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement (including this Appendix) without giving effect to any conflict of law principles. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each Partner involved in the Dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by the Partners, the arbitration hearing shall be conducted on consecutive days. Time is of the essence in the arbitration proceeding, and the Arbitrator shall have the right and authority to issue monetary sanctions against any of the Partners if, upon a showing of good cause, that Partner is unreasonably delaying the proceeding. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Arbitrator and the Partners.

       (e) The Disputing Partner shall notify the American Arbitration Association ("AAA") and the other Partners in writing describing in reasonable detail the nature of the Dispute (the "Dispute Notice"). The arbitrator (the "Arbitrator") shall be selected within 15 days of the date of the Dispute Notice by all of the Partners from the members of a panel of arbitrators of the AAA or, if the AAA fails or refuses to provide a list of potential arbitrators, of the Center for Public Resources and shall be experienced in commercial arbitration. In the event that the Partners are unable to agree on the selection of the Arbitrator, the AAA shall select the Arbitrator, using the criteria set forth in this Appendix, within 30 days of the date of the Dispute Notice. In the event that the Arbitrator is unable to serve, his or her replacement will be selected in the same manner as the Arbitrator to be replaced. The Arbitrator shall be neutral. The Arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators', and attorneys' fees and expenses) against any or all Partners.

       (f) The Arbitrator shall decide all Disputes and all substantive and procedural issues related thereto, and shall enforce this Agreement in accordance with its terms. Without limiting the generality of the previous sentence, the Arbitrator shall have the authority to issue injunctive relief; however, the Arbitrator shall not have any power or authority to (i) award consequential, incidental, indirect or punitive damages or (ii) amend this Agreement. The Arbitrator shall render the arbitration award, in writing, within 20 days following the completion of the arbitration hearing, and shall set forth the reasons for the award. In the event that the Arbitrator awards monetary damages in favor of either party, the Arbitrator must certify in the award that no indirect, consequential, incidental, indirect or punitive damages are included in such award. If the Arbitrator's decision results in a





                                 Appendix D - 2
monetary award, the interest to be granted on such award, if any, and the rate of such interest shall be determined by the Arbitrator in his or her discretion. The arbitration award shall be final and binding on the Partners, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

       (4) Continuation of Business. Notwithstanding the existence of any Dispute or the pendency of any procedures pursuant to this Appendix, the Partners agree and undertake that all payments not in dispute shall continue to be made and all obligations not in dispute shall continue to be performed.





                                 Appendix D - 3

                            APPENDIX 1 TO APPENDIX D

       (a) First priority shall be given to maximizing the consistency of the resolution of the Dispute with the satisfaction of all express obligations of the Partners and their Affiliates as set forth in the Partnership Agreement.

       (b) Second priority shall be given to resolution of the Dispute in a manner which best achieves the objectives of the business activities and arrangements under the Partnership Agreement and the Related Agreements and permits the Partners to realize the benefits intended to be afforded thereby.

       (c) Third priority shall be given to such other matters, if any, as the Partners or the Arbitrator shall determine to be appropriate under the circumstances.





                                 Appendix D - 4

                                   APPENDIX E
                        TO LIMITED PARTNERSHIP AGREEMENT

                        DIVISION OF PARTNERSHIP BUSINESS


       If the Partnership is dissolved and Section 12.2(e) applies to the winding up of the affairs of the Partnership, the Partnership properties shall, to the extent legally and contractually feasible and, after satisfaction of the liabilities of the Partnership (whether by payment or reasonable provision for payment), be distributed in kind to the Partners in accordance with a division (the "Division") of the properties. The Division shall be implemented by dividing the properties, to the extent feasible, in accordance with the following priorities and principles:

A. First priority shall be given to maximizing the consistency of the Division with a division of the Partnership properties that allocates to each Partner (subject to such Partner's Percentage Interest of the Partnership's liabilities) Partnership properties in proportion to the value of such Partner's Percentage Interest in the Partnership's business taking into account the aggregate Asset Fair Market Value of the Partnership's properties and the value and benefits afforded to such Partner under the Partnership Agreement and the other Related Agreements.

B. Second priority shall be given to the allocation of the Partnership's various assets and business units between the Partners so as to maximize the aggregate going concern value of the respective assets and business units allocated to each Partner, taking into account, without limitation, the potential synergies and efficiencies that are reasonably achievable in connection with the operation of such allocated assets and business units as an independent business entity.

C. Third priority shall be given to maximizing the consistency of the Division with the nature and quality of the Assets and Contributed Business originally transferred to the Partnership by the respective Partners or their Affiliates.

       Absent an agreement by the Partners or direction by the Neutral as to both (i) how the Partners should allocate Partnership debt and (ii) the process for relieving each Partner of liability for that portion of Partnership debt allocated to the other Partner, the Partners (A) shall be jointly and severally liable to the holders of all Partnership debt and (B) as between the Partners, each Partner shall be obligated to pay to holders of the debt its Percentage Interest of all payments of principal and interest on Partnership Debt. Notwithstanding the foregoing, the Neutral shall be entitled to direct, and any Partner may propose, an alternative allocation of Partnership debt in any circumstance where such alternative allocation is reasonably likely to result in a Division that is more consistent with the priorities outlined above.

       For purposes of this Appendix E, Lyondell GP and Lyondell LP shall be treated as if they were a single Partner, Millennium GP and Millennium LP shall be treated as if they were a single Partner and Occidental GP, Occidental LP1 and Occidental LP2 shall be treated as if they were a single Partner.





                                 Appendix E - 1

       The Partners shall attempt to agree on a plan for a mutually acceptable Division. If they are unable to so agree after 60 days following the occurrence of the dissolution, a Neutral shall be appointed in accordance with Appendix D and each Partner shall submit to the Neutral a written proposal for a Division. The Neutral shall decide which of the three proposals (without in any way modifying or compromising between the three proposals) more closely follows the priorities and principles set forth above, and the proposal so chosen shall thereupon be binding upon all Partners and shall be promptly implemented under the direction of the Neutral. The Neutral shall be entitled to employ (at the expense of the Partnership) such financial and accounting advisors and legal counsel as he or she shall select, provided that no such advisor or counsel shall have any affiliation with any Partner.





                                 Appendix E - 2

                                SCHEDULE 2.3(d)

                    Effective Date Capital Account Balances


Column I reflects Capital Accounts after the contributions of the Occidental Partners on the Effective Date and the Effective Date adjustments to the Capital Accounts of the Initial Partners, but before the other contributions and distributions described in Section 2.3(c). Column II indicates the amount of the contributions and distributions described in 2.3(c) other than accrued interest. Column III reflects the Capital Accounts if such contributions and distributions were made (and accrued interest was paid and distributed) on the Effective Date. Column IV reflects the number of Units owned by each Partner.

        PARTNER                  I                   II                  III              IV
        -------                  -                   --                  ---              --
 Lyondell GP             $    42,451,400                          $    42,451,400          820
 Lyondell GP               1,931,768,600      $  148,350,000        2,080,118,600       40,180
                                                                                        ------
                                                                                        41,000

 Millennium GP                30,544,300                               30,544,300          590
 Millennium GP             1,720,020,000        (223,350,000)       1,496,670,000       28,910
                                                                                        ------
                                                                                        29,500

 Occidental GP                15,272,150                               15,272,150          295
 Occidental LP1              342,872,650                              342,872,650        6,623
 Occidental LP2            1,588,770,000        (419,700,000)       1,169,070,000       22,582
                         ---------------      --------------      ---------------       ------
                                                                                        29,500
                         $ 5,671,699,100      $ (494,700,000)     $ 5,176,999,100
                         ===============      ==============      ===============

*The difference between Lyondell LP's contribution of $345 million to satisfy the Lyondell Note and the distribution to it of $196,650,000 (57%) of the proceeds from such note.